UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

SUN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SUN BANCORP, INC.
350 FELLOWSHIP ROAD, SUITE 101
MOUNT LAUREL, NEW JERSEY 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Bancorp, Inc. (the “Company”) will be held at Metedeconk National Golf Club, 50 Hannah Hill Road, Jackson, New Jersey 08527, on May 24, 2016, at 9:30 a.m.

The Annual Meeting is being held for the purpose of considering and voting upon the following matters:

1.	The election of eleven directors of the Company for a term of one year each; and

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Shareholders may also be asked to vote upon such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof. Please note that the Board of Directors is not aware of any such other business to come before the Annual Meeting. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which the Annual Meeting may be adjourned or postponed. Shareholders of record at the close of business on March 31, 2016 are the shareholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO AUTHORIZE A PROXY BY MAIL, TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE NOTICE OF INTERNET AVAILABILITY. AUTHORIZING A PROXY BY MAIL, TELEPHONE OR OVER THE INTERNET WILL NOT PREVENT A SHAREHOLDER FROM VOTING IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Janice M. Clark Corporate Secretary

Mount Laurel, New Jersey
April 14, 2016

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders
to be Held on May 24, 2016 at 9:30 a.m.

The Proxy Statement and the 2015 Annual Report to Shareholders
are available for review on the Internet at www.envisionreports.com/SNBC

PROXY STATEMENT
OF
SUN BANCORP, INC.
350 FELLOWSHIP ROAD, SUITE 101
MOUNT LAUREL, NEW JERSEY 08054
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2016

GENERAL

This proxy statement (the “Proxy Statement”) is being furnished to holders of Sun Bancorp, Inc. (the “Company”) common stock in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) to be used at the Company’s 2016 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Metedeconk National Golf Club, 50 Hannah Hill Road, Jackson, New Jersey 08527, on May 24, 2016, at 9:30 a.m. This Proxy Statement and the enclosed form of proxy are first being made available to shareholders on or about April 14, 2016.

Under rules and regulations of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials, which include our Proxy Statement, a proxy card, and the Company’s 2015 Annual Report and Form 10-K, to our shareholders primarily over the Internet and providing an Important Notice Regarding the Availability of Proxy Materials by mail (the “Important Notice”). The Company is mailing the Important Notice to shareholders on or about April 14, 2016. The Important Notice will include instructions on how you can receive a paper copy of the proxy materials. If you intend to request such materials, we encourage you to do so promptly. In any case, you must request such materials no later than May 10, 2016, in order to allow timely delivery to you. Shareholders who elected to receive printed proxy materials in connection with a prior year’s annual meeting are receiving printed proxy materials in connection with the Annual Meeting and will not receive the Important Notice. All other shareholders will not receive a printed copy of the proxy materials unless they request to receive these materials in hard copy by following the instructions provided in the Important Notice. The Important Notice also will instruct those shareholders as to how those shareholders may access and review all of the important information contained in the proxy materials, including how they may submit their proxy, all via the Internet.

VOTING AND PROXY PROCEDURES

The Board of Directors is making this Proxy Statement available to you for the purpose of allowing your shares of common stock to be represented at the Annual Meeting by the persons named as proxies in the Board of Directors’ form of proxy. There are three ways to authorize a proxy:

●	Internet.

	●	You may access the proxy materials on the Internet at www.envisionreports.com/SNBC; or

	●	Scan the QR code on your proxy card with your smartphone.

	●	Follow the instructions outlined on the secure website. Proxies submitted by the Internet must be received by 2:00 a.m. Eastern Time on May 24, 2016.

●	Telephone.

	●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone; and

	●	Follow the instructions on the recorded message. Proxies submitted by telephone must be received by 2:00 a.m. Eastern Time on May 24, 2016.

●

Mail. If you have requested paper copies, complete, sign, date and return the proxy card in the postage-paid envelope provided. To be voted, mailed proxy cards must be received by 5:00 p.m. Eastern Time on May 23, 2016.

Shareholders who vote by proxy retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments or postponements thereof. You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing a written revocation of the original proxy with the Company’s Corporate Secretary, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the Annual Meeting and electing to vote in person. Shareholders whose shares are not registered in their own name will need to provide additional documentation from the record holder to vote in person at the Annual Meeting. Proxies solicited by the Board of Directors will be voted as specified thereon. If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The proxy also confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting.

VOTING AND QUORUM REQUIREMENTS

Shareholders of record as of the close of business on March 31, 2016 (the “Record Date”) are entitled to one vote for each share of the Company’s common stock they held at that date. As of that date, there were 18,783,184 shares of the Company’s common stock outstanding. The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

The election of directors shall be by a plurality of votes cast by the holders of Company common stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. However, in uncontested elections under the Company’s Director Resignation Policy, any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election, must promptly tender his or her resignation from the Board following certification of the shareholder vote. The Board of Directors will consider the resignation offer and decide whether to accept or reject such resignation within 45 days of the date of the annual meeting at which the election occurred. A tendered resignation will be accepted unless compelling circumstances dictate otherwise. See “Director Resignation Policy,” below, for more information about the Director Resignation Policy.

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the votes cast by the holders of Company common stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Shares of Company common stock as to which the “ABSTAIN” box has been selected on the proxy card and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present and will have no effect on the vote on such proposal.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the Record Date, certain information as to the Company’s common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of the Company’s common stock. The Company knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company’s common stock as of the Record Date. For purposes of the table below and the table set forth under the caption “Security Ownership of Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner of any shares of common stock (a) over which that person has or shares, directly or indirectly, voting power or investment power, or (b) of which that person has the right to acquire beneficial ownership at any time within 60 days after the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated.

Security Ownership of Certain Beneficial Owners

	Amount and Nature		Percent of Shares of
Name and Address of	of Beneficial		Common Stock
Beneficial Owner	Ownership		Outstanding(1)
WLR SBI Acquisition Co, LLC 1166 Avenue of the Americas New York, New York 10036	4,255,896	(2)	22.59%

Maycomb Holdings II, LLC Maycomb Holdings III, LLC Maycomb Holdings IV, LLC c/o Siguler Guff & Company, LP 825 Third Avenue New York, New York 10022	1,692,084	(3)	8.98%

Bernard A. Brown 71 West Park Avenue Vineland, New Jersey 08360	1,208,053	(4)(5)(6)	6.41%

EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	1,027,207	(7)	5.45%

FJ Capital Management, LLC 1313 Dolley Madison Boulevard, Suite 306 McLean, VA 22101	1,024,701	(8)	5.44%

Sidney R. Brown c/o NFI Industries, Inc. 1515 Burnt Mill Road Cherry Hill, New Jersey 08003	969,708	(6)(9)(10)(11)	5.15%
____________________
(1)	Based on the 18,783,184 total outstanding shares of common stock of the Company as of the Record Date plus the 54,555 shares which such person or group of persons has the right to acquire within 60 days after the Record Date.
(2)	Based on a Form 4 filed with the SEC on August 11, 2011 by Wilbur L. Ross, Jr. Mr. Ross has direct beneficial ownership of 48 shares. The remaining 4,255,848 shares of common stock are held directly by WLR SBI AcquisitionCo, LLC. Wilbur L. Ross, Jr. is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of WLR Recovery Fund IV, L.P., which is the sole manager of WLR SBI Acquisition

Co, LLC, and WL Ross & Co. LLC is the investment manager of WL Ross Group, L.P. Accordingly, WLR Recovery Fund IV, L.P., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC, Wilbur L. Ross, Jr. and WL Ross & Co. LLC may be deemed to share voting and dispositive power over the common stock held by WLR SBI Acquisition Co, LLC.

(3)	Based on Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2012. Each of Maycomb Holdings II, LLC, Maycomb Holdings III, LLC and Maycomb Holdings IV, LLC has sole voting and dispositive power with respect to 564,028 shares.
(4)	Based on a Form 5 filed with the SEC on February 17, 2015 and on information from the corporate records of the Company.
(5)	Includes 790,772 shares held indirectly by Bernard Brown’s spouse but for which he disclaims beneficial ownership.
(6)	Pursuant to the terms of a Securities Purchase Agreement, dated July 7, 2010, entered into between the Company, Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown, Anne E. Koons, The Four B’s, Interactive Logistics, LLC, National Distribution Centers, L.P., and National Freight, Inc., as long as these persons collectively own at least 7.5% of the outstanding common stock of the Company, these persons have the right to designate four candidates to be nominated to the Board. Jeffrey S. Brown and Sidney R. Brown are such nominees.
(7)	Based on Schedule 13G (Amendment No. 2) filed with the SEC on February 16, 2016. The Schedule 13G was filed by EJF Capital LLC for itself and on behalf of the other reporting persons named therein: Emanuel J. Friedman, EJF Financial Services Fund, LP and EJF Financial Services GP, LLC. Each of the reporting persons shares voting and dispositive power of the shares.
(8)	Based on Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2016. The Schedule 13G was filed by FJ Capital Management, LLC for itself and on behalf of the other reporting persons named therein: Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities III LLC, SunBridge Manager LLC, SunBridge Holdings LLC and Realty Investment Company Inc. FJ Capital Management LLC shares voting power with respect to 1,024,701 shares and shares dispositive power with respect to 166,015 shares. Financial Opportunity Fund LLC shares voting and dispositive power with respect to 126,034 shares. Financial Opportunity Long/Short Fund LLC shares voting and dispositive power with respect to 1,643 shares. Martin Friedman share voting power with respect to 1,024,701 shares and shares dispositive power with respect to 166,015 shares. Bridge Equities III LLC shares voting and dispositive power with respect to 858,686 shares. SunBridge Manager LLC shares voting and dispositive power with respect to 858,686 shares. SunBridge Holdings LLC shares voting and dispositive power with respect to 858,686 shares. Realty Investment Company Inc. shares voting and dispositive power with respect to 858,686 shares.
(9)	Based on a Form 4 filed with the SEC on January 5, 2016 and on information from the corporate records of the Company. Includes shares held directly as well as shares held by Sidney Brown’s spouse and children, in trust and other indirect ownership.
(10)	Includes 54,555 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.
(11)	Excludes 802,446 shares held by various companies and partnerships for which Sidney Brown disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

Security Ownership of Management

The following table sets forth information about shares of common stock beneficially owned by each current director of the Company, each director nominee, each named executive officer of the Company identified in the Summary Compensation Table below and all directors and executive officers of the Company as a group as of the Record Date. Except as otherwise indicated, each shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership (1)(2)		Percent of Class(3)
Director nominees:
Jeffrey S. Brown	600,100	(4)	3.18%
Sidney R. Brown	969,708	(4)(5)	5.13%
Anthony R. Coscia	39,543		*
F. Clay Creasey, Jr.	2,764		*
Peter Galetto, Jr.	116,167		*
Eli Kramer	83,680		*
William J. Marino	31,931		*
Thomas M. O’Brien	88,269		*
Wilbur L. Ross, Jr.	4,255,896		22.54%

Keith Stock	17,723	*
Grace C. Torres	2,680	*

Named executive officers who
are not directors:
Thomas R. Brugger	16,819	*
Nicos Katsoulis	36,637	*
Anthony J. Morris	3,125	*
Patricia M. Schaubeck	6,790	*

Total of all directors, nominees for director, named executive officers and other executive officers of the Company as a group (18 persons) (6)	6,311,378	33.42%
____________________
*	Less than 1.0%
(1)	The figures shown include 101,544 shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days after the Record Date: Jeffrey S. Brown – 3,100; Sidney R. Brown – 54,555; Anthony R. Coscia – 0; F. Clay Creasey, Jr. – 0; Peter Galetto, Jr. – 9,800; Eli Kramer – 14,731; William J. Marino – 0; Thomas M. O’Brien – 0; Wilbur L. Ross, Jr. – 0; Keith Stock – 0; Grace C. Torres – 0; Thomas R. Brugger – 2,000; Nicos Katsoulis – 0; Anthony J. Morris – 0; Patricia M. Schaubeck – 0; and three other executive officers who are not named executive officers – 17,358.
(2)	The figures shown include the following 35,824 restricted shares that remain subject to vesting, but over which the individuals have sole voting power: Jeffrey S. Brown – 1,984; Sidney R. Brown - 0; Anthony R. Coscia – 1, 984; F. Clay Creasey, Jr. – 1,984; Peter Galetto, Jr. – 1,984; Eli Kramer – 1,984; William J. Marino – 1,984; Thomas M. O’Brien - 0; Wilbur L. Ross, Jr. – 0; Keith Stock – 1,984; Grace C. Torres – 1,930; Thomas R. Brugger – 3,083; Nicos Katsoulis – 4,981; Anthony J. Morris – 3,083; Patricia M. Schaubeck – 2,965; and three other executive officers who are not named executive officers – 5,894.
(3)	Based on the 18,783,184 total outstanding shares of common stock of the Company as of the Record Date plus the 101,544 shares which such person or group of persons has the right to acquire within 60 days after the Record Date.
(4)	Pursuant to the terms of a Securities Purchase Agreement, dated July 7, 2010, entered into between the Company, Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown, Anne E. Koons, The Four B’s, Interactive Logistics, LLC, National Distribution Centers, L.P., and National Freight, Inc., as long as these persons collectively own at least 7.5% of the outstanding common stock of the Company, these persons have the right to designate four candidates to be nominated to the Board. Jeffrey S. Brown and Sidney R. Brown are such nominees.
(5)	Excludes 802,446 shares held by various companies and partnerships for which Sidney Brown disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.
(6)	Includes 16,294 shares beneficially owned by three executive officers who are not named executive officers.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors, which is currently comprised of eleven members. On July 23, 2015, the Board of Directors increased the size of the Board from eleven to twelve members and appointed Grace C. Torres to serve as a director. Effective March 23, 2016, Philip A. Norcross resigned from the Board. Mr. Norcross’ resignation was not the result of any disagreement with the Company or the Bank. Effective upon Mr. Norcross’ resignation, the Board of Directors reduced the size of the Board from twelve to eleven members. The current members of our Board are Jeffrey S. Brown, Sidney R. Brown, Anthony R. Coscia, F. Clay Creasey, Jr., Peter Galetto, Jr., Eli Kramer, William J. Marino, Thomas M. O’Brien, Wilbur L. Ross, Jr., Keith Stock, and Grace C. Torres. Each of our directors, other than Ms. Torres, was elected to be a director for a one year term at our Annual Meeting of Shareholders held in May 2015. Ms. Torres was appointed to the Board effective July 23, 2015 to serve until this Annual Meeting. Ms. Torres was initially identified as a potential candidate by the Company’s Chief Executive Officer. For a description of the Company’s director nomination process, see “Director Nomination Process,” below.

Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the Company and WLR SBI Acquisition Co, LLC (“WL Ross”), the Company agreed that as long as WL Ross beneficially owns at least 7.5% of the outstanding common stock of the Company, WL Ross has the right to designate one candidate to be nominated to the Board. Wilbur L. Ross, Jr. is WL Ross’ nominee. Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the

Company and various members of the Brown family, as long as the Brown family and their affiliates own at least 7.5% of the outstanding common stock of the Company, the Brown family has the right to designate four candidates to be nominated the Board. Jeffrey S. Brown and Sidney R. Brown are the Brown family nominees. There are no other arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company.

It is intended that the proxies solicited by the Board will be voted “FOR” the election of each of the named nominees. If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any of the nominees might be unavailable to serve. Each of the nominees has consented to serve, if elected.

The following table sets forth information with respect to each nominee for election as a director. All nominees are currently members of the Board.

	Age at	Year First
	Record	Elected or	Present Term	Position and Offices
Name(1)	Date	Appointed	Expires	With the Company
Jeffrey S. Brown	56	1999	2016	Director
Sidney R. Brown	58	1990	2016	Director, Chairman of the Board
Anthony R. Coscia	56	2010	2016	Director
F. Clay Creasey, Jr.	67	2014	2016	Director
Peter Galetto, Jr.	62	1990	2016	Director
Eli Kramer	61	2004	2016	Director
William J. Marino	72	2010	2016	Director
Thomas M. O’Brien	65	2014	2016	Director, President and Chief Executive Officer
Wilbur L. Ross, Jr.	78	2010	2016	Director
Keith Stock	63	2014	2016	Director
Grace C. Torres	56	2015	2016	Director

(1) All of the nominees are currently directors of the Bank’s Board of Directors and, if re-elected to the Board of the Company, will be re-elected to the Board of Directors of the Bank.

The Board of Directors recommends a vote “FOR” the election of Sun Bancorp Inc.’s nominees for director.

Biographical Information and Qualifications of Directors

Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him or her to be a director.

Jeffrey S. Brown has been a director of the Company since 1999 and a director of the Bank since 2002. Mr. Brown is a member of the Board’s Risk and ALCO Committees. He is President and Vice Chairman of NFI Industries, Inc., a national, comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development. Mr. Brown is also President of NFI Real Estate, one of the top real estate development companies in the industry. He is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the eastern United States. Mr. Brown is an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries. He serves on the Boards of several regional charities including the Board of Trustees of the Cooper Foundation. Mr. Brown earned his BA in Business Administration from the University of Miami. Sidney R. Brown, Chairman of the Board of Directors, is Jeffrey Brown’s sibling. The Board of Directors believes that Mr. Brown is qualified to serve on the Board due to his finance and real estate experience and his knowledge and understanding of the Company’s market.

Sidney R. Brown is Chairman of the Boards of Directors of the Company and the Bank and has been a director of the Company since 1990 and a director of the Bank since 2002. In addition to serving as a director, Mr. Brown served as Interim President and Chief Executive Officer of the Company from December 2013 to July 2014 and from February 2007 to January 2008. From 1990 to 2013, Mr. Brown also served as Treasurer and Secretary of the Company. Mr. Brown serves as Chair of the Executive Committee and is a member of the Board’s ALCO Committee. Mr. Brown is Chief Executive Officer of NFI Industries, Inc., a national, comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development. Mr. Brown attended Georgetown

University and graduated with a BSBA in 1979. He began his career working for Morgan Stanley in New York City as a financial analyst in the corporate finance department of the investment bank. He moved on to pursue his MBA at Harvard University. Graduating in 1983, he immediately joined the family business. Mr. Brown is a director of J & J Snack Foods Corp., Franklin Square Energy and Power Fund and Cooper Health System. Director Jeffrey S. Brown is Sidney Brown’s sibling. With his extensive experience in operating and growing local businesses into national companies, along with his specific knowledge of the Company, Mr. Brown provides the Board of Directors with a valued business perspective.

Anthony R. Coscia has been a director of the Company since 2010 and a director of the Bank since 2011. Mr. Coscia serves as Chair of the Board’s ALCO Committee. He is admitted to the state bars of New Jersey and New York and is a Partner in the law firm of Windels Marx Lane & Mittendorf, LLP, having been with the firm for over 30 years. He is a graduate of Georgetown University School of Foreign Service and received his law degree from Rutgers University School of Law. In 2007, Mr. Coscia was awarded an honorary doctorate of humane letters from the New Jersey Institute of Technology. Mr. Coscia’s legal practice focuses on corporate, commercial, and real estate matters, with a concentration on the financial elements of these transactions. Mr. Coscia serves as Chairman of the Board of Directors of the National Railroad Passenger Corporation (Amtrak), having been appointed to the Board of Amtrak by President Obama in 2010. He is the Chairman of Suez North America Inc., the U.S. subsidiary of Suez Environment SAS. In addition, he serves as a trustee of the New Jersey Community Development Corporation and is a member of the New Jersey Performing Arts Center Council of Trustees, The Partnership for New York City, The Economic Club of New York and the Regional Plan Association. Mr. Coscia served as Chairman of the Port Authority of New York and New Jersey for over eight years, stepping down from his position on June 30, 2011. With Mr. Coscia’s extensive background and as a well-respected business leader actively involved in both the private and government sectors in New Jersey and New York, he is a significant complement to the Company’s Board of Directors.

F. Clay Creasey, Jr. has been a director of the Company and the Bank since 2014. Mr. Creasey serves as Chair of the Audit Committee and is a member of the Board’s ALCO Committee. Mr. Creasey was employed by Toys“R”Us, Inc. as Executive Vice President and Chief Financial Officer from May 2006 to June 2014. He joined Toys“R”Us, Inc. in 2006 with more than 25 years of financial management experience in the retail industry. Mr. Creasey began his retail career at Lucky Stores, a large, public grocery, where he spent 11 years in various corporate and division financial roles. More recently, he spent 13 years at Mervyn’s, a subsidiary of Target Corporation, where he served as their Chief Financial Officer for five years. He also spent one year as the financial head of Zoom Systems, a San Francisco-based start-up company in the automated retail sector. During his career, Mr. Creasey has been involved with several corporate and operational restructurings and financial turnarounds. Before entering the retail sector, Mr. Creasey spent two years as an Actuarial Analyst at Fireman’s Fund and six years as a Corporate Lending Officer with Crocker Bank. Mr. Creasey holds a bachelor’s degree and a Masters of Business Administration from Stanford University. He also is a Certified Public Accountant. With Mr. Creasey’s corporate leadership skills, experience with restructurings and financial turnarounds and expertise in risk management, regulatory compliance, credit and corporate lending, he is a valued member of the Company’s Board of Directors.

Peter Galetto, Jr. has been a director of the Company since 1990 and a director of the Bank since 2001. He is a member of the Board’s Executive Committee. Mr. Galetto is the President and CEO of Stanker&Galetto, Inc., an industrial building contractor located in Vineland, New Jersey. He is also Secretary/Treasurer of Tri-Mark Building Contractors, Inc., President of Dun-Rite Sand & Gravel, member of DG Solar Ventures and affiliated with various realty companies. Mr. Galetto is also Chairman of the Board of Inspira Health Network (formerly South Jersey Healthcare System which merged with Underwood Memorial Hospital), board member of Hendricks House and Hendricks House Foundation, board member of SJ Healthcare and Finance Council President of All Saints Parish. He has been honored by several organizations for his community service: Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendel Award from St. Augustine Prep, Vineland Rotary Club

Outstanding Vocational Accomplishments and the Order Sons of Italy in America Distinguished Golden Lion Award. He received a BS in Commerce and Engineering from Drexel University, majoring in Finance and Management. Mr. Galetto also graduated from Harvard Business School’s Owner/President Management Program. With his proven business leadership and management skills, in addition to his stature in the local business community, Mr. Galetto provides valuable perspective to the Board of Directors of the Company.

Eli Kramer has been a director of the Company and the Bank since 2004. Mr. Kramer serves as Chair of the Board’s Compensation Committee and is a member of the Board’s Risk Committee. Mr. Kramer has over 20 years of total bank board experience including over seven years as Vice Chair or Chairman at a previous bank. Mr. Kramer has been a principal in real estate development companies since 1976 and is the owner of CJ Management, LLC. He is also a principal in Arcturus Group, a real estate advisory and asset management firm serving the financial industry. He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company. He also served as a Director and Chairman of the Board of Colonial State Bank. Mr. Kramer serves as a Trustee of the Jewish Educational Center, Elizabeth, NJ, the Holocaust Resource Center at Kean University, and the Trinitas Healthcare Foundation. He earned his BS in Management Science from the Stevens Institute of Technology. Mr. Kramer’s bank board experience, proven leadership and business management skills, knowledge of the New Jersey market, and stature in the community are all attributes that are highly valued as a director of the Company.

William J. Marino has been a director of the Company since 2010 and a director of the Bank since 2011. Mr. Marino currently serves as Chair of the Board’s Nominating & Corporate Governance Committee and is a member of the Board’s Compensation and Executive Committees. He is a graduate of St. Peter’s College with a Bachelor of Science degree in Economics. Mr. Marino has over 40 years of experience in the health and employee benefits field, primarily in managed care, marketing and management. Mr. Marino is the retired Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer. He joined Horizon BCBSNJ as Senior Vice President of Health Industry Services in January 1992, responsible for all aspects of Managed Care operations in New Jersey, as well as Market Research, Product Development, Provider Relations and Health Care Management, and became President and CEO in January 1994 and Chairman effective January 2010. Before joining Horizon BCBSNJ, Mr. Marino was Vice President of Regional Group Operations for New York and Connecticut for Prudential, capping a 23-year career with them. He is on the boards of directors of WebMD Health Corp. and Sealed Air Corporation, in which he serves as Chairman of the Board. In addition, Mr. Marino is a member of the board of a privately held corporation, Secura Home Health, LLC. Mr. Marino is member of the board of the New Jersey Performing Arts Center (NJPAC) and a member of the Board of the New Jersey Symphony Orchestra. He is a member of the Campaign Committee of Saint Vincent Academy and a member of the Board of Trustees of Delbarton School in Morristown. Mr. Marino is a recipient of the 1997 Ellis Island Medal of Honor. In 2007 he received The American Conference on Diversity’s Humanitarian of the Year Award. As a highly regarded business and philanthropic leader, one who has played an important role in policy and legislative matters in New Jersey, Mr. Marino is an important complement to the Company’s Board of Directors.

Thomas M. O’Brien has been a director of the Company and the Bank since 2014. Mr. O’Brien has served as President and Chief Executive Officer of the Company and the Bank since July 2014. Mr. O’Brien is a member of the Board’s Executive, ALCO and Risk Committees. From April 1, 2014 through June 30, 2014, Mr. O’Brien was providing consulting services to the Boards of Directors of the Company and the Bank pending regulatory approval of his appointment as President and Chief Executive Officer. Mr. O’Brien served on the boards of BankUnited, Inc. and BankUnited, NA from May 2012 through April 1, 2014. Prior to that, Mr. O’Brien served as President and Chief Executive Officer of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island, from November 2006 to January 2012. From 2000 to 2006 Mr. O’Brien was President and Chief Executive Officer of Atlantic Bank of New York and, following the acquisition of Atlantic Bank of New York by New York Commercial Bank, continued to serve as President and Chief Executive Officer during the post-closing transition. From 1996 to 2000, Mr. O’Brien was Vice Chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc. From 1977 to 1996, Mr. O’Brien was Chairman, President and Chief Executive Officer of North Side Savings Bank. Mr. O’Brien served as a director of the Federal Home Loan Bank of New York from 2008 to 2012 and served as Chairman of New York Bankers Association in 2007. Mr. O’Brien is currently Trustee and Chairman of the Audit Committee of Prudential Insurance Company of America $175 Billion Annuity Fund Complex, Vice-Chairman of the Board and Chairman of the Finance Committee of Archcare and Catholic Healthcare Foundation for the Archdiocese of New York. Mr. O’Brien received a BA in Political Science from Niagara University in 1972 and an MBA from Iona College in 1982. The Board of Directors considers Mr. O’Brien’s length and breadth of banking experience and his deep understanding of financial statements, regulation, compliance and corporate governance as assets to the Board.

Wilbur L. Ross, Jr. has been a director of the Company and the Bank since 2010. Mr. Ross is a member of the Board’s Executive, Compensation and Nominating & Corporate Governance Committees. Mr. Ross is the Founder, Chairman and Chief Strategy Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross was formerly the Chief Executive Officer of WL Ross & Co. LLC prior to April 30, 2014, when he became its Chairman and Chief Strategy Officer. In March 2014, Mr. Ross became the Chairman and Chief Executive Officer of WL Ross Holding Corp, a special purpose acquisition company. Mr. Ross is a director and Vice Chairman of the Bank of Cyprus. He also serves on the boards of directors of Arcelor Mittal, the world’s largest steel and mining company, EXCO Resources, Inc., a natural gas and oil exploration company, and DSS Holdings LP, a shipping transportation company. Mr. Ross formerly served on the boards of directors of many banks, financial and other companies, including, but not limited to, The Governor and Company of the Bank of Ireland, BankUnited, Inc., Talmer Bancorp, Assured Guaranty, International Textile Group, NBNK Investments PLC, PB Materials Holdings, Inc., Ohizumi Manufacturing, Ocwen Financial Corp., Navigator Holdings, International Automotive Components, Plascar Participants SA, Air Lease Corporation, International Coal Group, Montpelier Re Holdings Ltd., and The Greenbrier Companies. Mr. Ross was Executive Managing Director of Rothschild Group Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. Mr. Ross is a graduate of Yale University and of Harvard Business School. He is a member of the boards of Yale University School of Management, The Dean’s Advisory Board of Harvard Business School, and the Palm Beach Preservation Foundation. He is Chairman of the Japan Society and the Brookings Institution Economics Studies Council. Mr. Ross is also an Executive Committee Member of the Partnership for New York City. He has been elected to the Private Equity Hall of Fame and the Turnaround Management Association Hall of Fame. Mr. Ross is well qualified to serve as a director due to his over 35 years of experience in private equity, numerous public and private company directorship roles, and globally-recognized financial expertise. He is a valued member of the Board of Directors given his experience in the financial services industry and his reputation as one of the world’s most respected investors.

Keith Stock has been a director of the Company and the Bank since 2014. Mr. Stock currently serves as Chair of the Risk Committee and is a member of the Board’s Audit Committee. Since 2011, he has been Chairman and Chief Executive Officer of First Financial Investors, Inc., a financial services investment firm, and Senior Executive Advisor with The Brookside Group. Since 2014, Mr. Stock has served as Chairman of the Board and was previously a member of the executive office of Clarien Bank Limited. He also served as Chairman and Chief Executive Officer of Clarien Group Limited, the bank holding company. Mr. Stock is a registered securities professional with Sword Securities LLC, a FINRA registered broker dealer. From 2009 to 2011, Mr. Stock served as Senior Managing Director, Chief Strategy Officer and member of the Office of the CEO of TIAA-CREF. From 2004 to 2008 Mr. Stock served as President of MasterCard Advisors, LLC, the professional services business of MasterCard Worldwide. He was a member of the MasterCard Operating Committee and Management Council. Mr. Stock also previously served as Chairman and Chief Executive Officer of St. Louis Bank, FSB and First Financial Partners Fund I, LP, a private equity firm and bank holding company, as well as Chairman and President of Treasury Bank, Ltd. Earlier in his career, Mr. Stock was a senior executive and partner with A.T. Kearney, Capgemini, Ernst & Young and McKinsey & Company. He began his career with the Mellon Bank (now BNY Mellon). Mr. Stock is a director of the Bermuda Stock Exchange, the Foreign Policy Association and Independence Bancshares, Inc. He is a member of the Economic Club of New

York and the Advisory Board of the Institute for Ethical Leadership, Rutgers University Business School. He received his undergraduate degree from Princeton University and an MBA in finance from The Wharton School, University of Pennsylvania. As an accomplished business leader with an impressive record of success and in-depth management experience in the financial services industry, Mr. Stock’s qualifications make him an important complement to the Company’s Board of Directors.

Grace C. Torres has been a director of the Company and the Bank since 2015. Ms. Torres is a member of the Board’s Audit, Nominating & Corporate Governance and Risk Committees. Since 2014, Ms. Torres has been a Trustee of Prudential Retail Mutual Funds, a retail mutual funds complex comprised of more than 60 mutual funds. From 1994 to 2014, Ms. Torres was Principal Financial Officer, Treasurer, Principal Accounting Officer and Senior Vice President of Prudential Investments LLC. Prior thereto, from 1989 to 1994, Ms. Torres was Vice President, Mutual Funds Administration, with Bankers Trust and, from 1981 to 1989, she was a Senior Manager, Audit Practice, with Ernst & Young. Ms. Torres is a Certified Public Accountant in the State of New York. She received a BS in Accounting and Management from New York University. Ms. Torres has been recognized as one of the top 50 Hispanic business executives by Hispanic Business magazine and LATINA Style magazine. Ms. Torres’ in-depth experience and expertise in the financial industry, specifically with respect to regulatory compliance and financial reporting, makes her a valued addition to the Company’s Board of Directors.

Executive Officers

In addition to Mr. O’Brien, the Company and the Bank have the following executive officers:

Thomas R. Brugger, age 49, joined the Company and the Bank in November 2012 as Executive Vice President and Chief Financial Officer. His responsibilities include accounting, regulatory and financial reporting, corporate planning and budgeting, treasury, interest rate risk management and capital planning. Before joining the Company, Mr. Brugger was Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc., a bank holding company based in Wyomissing, PA for three years (from September 2009 to October 2012). Prior to that, Mr. Brugger was Executive Vice President, Corporate Treasurer for Sovereign Bancorp and Sovereign Bank for fifteen years. Mr. Brugger is a graduate of Penn State University and is Vice Chairman for the Advisory Board for Penn State Outreach and Online Education, a division of Penn State University.

Nicos Katsoulis, age 56, joined the Company and the Bank in November 2014 as Executive Vice President and Chief Lending Officer. He oversees all of the Bank’s lending activities, including commercial and industrial and commercial real estate lending. Prior to becoming an employee, Mr. Katsoulis was a consultant to the Bank from July 2014 to November 2014. Previously, from 2007 to 2012, he served as a director of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island, and was Chair of its Loan Committee. Prior thereto, Mr. Katsoulis served as Executive Vice President and Chief Lending Officer at Atlantic Bank of New York, where he led the development of that bank’s loan portfolio and oversaw the origination of several billion dollars in new facilities and relationships. He is a graduate of the London School of Economics and Columbia University’s graduate school of business.

Anthony J. Morris, age 60, joined the Bank in November 2014. As Executive Vice President and Chief Banking Officer of the Bank, Mr. Morris oversees key customer experience functions across the organization, including retail banking, information technology, bank operations, loan operations and the Bank's wealth management subsidiary. Prior to becoming an employee, Mr. Morris was a consultant to the Bank from July 2014 to November 2014. From November 2012 to July 2014, Mr. Morris served as Director, Banking Products & Services at CIT Bank where he was responsible for formulating strategic and operating plans for CIT Bank’s branch banking platform. Prior to CIT Bank, from 2007 to 2012, Mr. Morris served as Senior Vice President, Chief Corporate Planning and Marketing Officer at State Bank of Long Island, and from 1999-2006 he served as Senior Vice President, Chief Planning and Marketing Officer for Atlantic Bank of New York. Prior to 1999, Mr. Morris held senior retail banking positions with other financial institutions. Mr. Morris is a graduate of Adelphi University with a Bachelor’s Degree in Business and he is a veteran of the United States Army.

Patricia M. Schaubeck, age 55, an attorney admitted to practice law in New York and New Jersey, joined the Company and the Bank in September 2014 as Executive Vice President and General Counsel, serving as the chief legal officer to the Company and the Bank. Prior to joining the Company, Ms. Schaubeck served as General Counsel to Suffolk Bancorp and its wholly-owned subsidiary, Suffolk County National Bank, in New York, from June 2012 through August 2014. Prior thereto, Ms. Schaubeck served as General Counsel to State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island, in New York, from June 2007 through January 2012. Previously, Ms. Schaubeck was associated with various New York City and Long Island, New York law firms where she represented financial institutions and real estate clients. Ms. Schaubeck serves on the Board of Trustees and Finance Committee of The Mary Louis Academy, a private, all-girls college preparatory school in New York, and is a sponsor and mentor with Student Sponsor Partners, a New York organization assisting low-income students with a high school education. She holds a BBA from Baruch College and an MBA and JD from St. John’s University.

Anthony M. D’Imperio, age 66, joined the Bank in July 2012. He is currently Senior Vice President and Chief Credit Officer of the Bank, assuming that position in June 2015. Prior thereto, from October 2014 to June 2015, Mr. D’Imperio was fulfilling the duties of the Chief Credit Officer on an interim basis. From July 2012 to September 2014, he was Director of Special Assets for the Bank. From 1996 to 2012, Mr. D’Imperio directed commercial loan workout activities for Wilmington Trust as Vice President and Division Manager for Special Assets. Mr. D’Imperio has been an adjunct instructor in the Finance Department of St. Joseph’s University, Philadelphia, Pennsylvania, for over 20 years. He holds a BS and MBA from St. Joseph’s University.

Michele B. Estep, age 46, joined the Bank in April 2008 as Executive Vice President and Chief Administrative Officer. In this position, Ms. Estep oversees the Company’s administrative operations, including Human Resources, Training and Development, Marketing, Investor Relations, Communications, Vendor Management and Security and Facilities. Ms. Estep brings more than 20 years of experience to her position. Prior to joining the Company, she held successive leadership roles at KeyBank in Albany, New York. Ms. Estep is a member of the Board of Trustees of The Food Bank of South Jersey and serves on its Compensation and Strategic Planning Committees. She holds a BS from Syracuse University and an MBA from the State University of New York at Albany.

Neelesh Kalani, age 41, joined the Bank in January 2011 as Senior Vice President and Chief Accounting Officer. His responsibilities include financial reporting and general accounting. Before joining the Company, Mr. Kalani served as Senior Vice President and Controller of Harleysville National Corporation and Harleysville National Bank from December 2008 to June 2010, and Chief Accounting Officer of Willow Financial Bancorp. Inc. and Willow Financial Bank from January 2006 to December 2008. He served as an Accounting Manager of Comcast Cable Communications from July 2004 to January 2006. Prior thereto, he performed progressive roles at KPMG LLP, culminating as Audit Manager, in their financial services audit practice from November 1997 to July 2004. Mr. Kalani, a Certified Public Accountant (inactive), earned a Bachelor of Science degree in Accounting and Finance from Drexel University.

There are no arrangements or understandings between the above-mentioned officers and any person with respect to the selection of the above-mentioned officers.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The offices of the Chairman of the Board of Directors and the Chief Executive Officer of the Company are held by separate individuals. The Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight. The separation of roles permits the Chief Executive Officer to better focus on developing and implementing strategic and tactical initiatives, enhancing shareholder value and expanding and strengthening the Company’s franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board of Directors believes that Board governance requires a dynamic approach and may determine in the future that the same individual should serve in the role of Chairman of the Board and Chief Executive Officer.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various Board committees to review risk management policies and practices in specific areas of the Company’s business. The Risk Committee is primarily responsible for overseeing the Company’s risk management. The Risk Committee works closely with officers of the Company involved in the risk management function. Executive and senior officers of the Company attend Risk Committee meetings and discuss the Company’s risk profile and risk management program with the Risk Committee. On March 18, 2016, the Bank’s Chief Risk Officer, Alberino J. Celini, resigned from the Bank. Following Mr. Celini’s resignation, the functions, duties and responsibilities of the Chief Risk Officer position were reassigned to existing officers, including the General Counsel, Chief Credit Officer, Director of Regulatory Compliance and Chief Administrative Officer. In addition, the Bank’s Director of Regulatory Compliance was appointed as Enterprise Risk Officer with responsibility for the coordination of risk management throughout the Bank, while maintaining his regulatory compliance responsibilities. The allocation of these responsibilities and whether in the future to reconsolidate these functions into one position will be periodically reviewed by executive management and the Board.

Other Board committees also participate in risk management. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; the ALCO Committee monitors interest rate and liquidity risk; and the Compensation Committee monitors risk arising from compensation policies and practices.

Stock Ownership Guidelines

The Company has established minimum stock ownership guidelines for non-employee directors and executive officers. Non-employee directors are required to own shares of Company stock at least equal in market value to five times the annual Board cash retainer, or $90,000. Non-employee directors generally have five years to comply with these ownership guidelines. See “Directors Compensation,” below for further discussion on the Company’s stock ownership guidelines for non-employee directors.

The Company’s stock ownership guidelines require that the President and Chief Executive Officer own a minimum of $600,000 market value of Company stock and that each Executive Vice President own a minimum of $250,000 market value of Company stock. Executive officers generally have 2 ½ years to comply with these guidelines. See “Compensation Discussion and Analysis – Other Compensation Items,” below for further discussion on the Company’s stock ownership guidelines for executive officers.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year. During 2015, the Company’s Board of Directors held six regular meetings and one special meeting. During that period, other than Jeffrey Brown, no incumbent director attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the period that he or she served. The Board encourages, but does not require, directors to attend the annual meetings of shareholders. All of the members of the Board of Directors attended the 2015 annual meeting of shareholders.

The Compensation Committee met five times during 2015. The Compensation Committee consists of Directors Eli Kramer (Chairman), William J. Marino and Wilbur L. Ross. Prior to his

resignation from the Board effective March 23, 2016, Philip A. Norcross served as Chairman of the Compensation Committee.

The Audit Committee met nine times during 2015. The Audit Committee consists of Directors F. Clay Creasey, Jr. (Chairman), Keith Stock and Grace C. Torres. Prior to his resignation from the Board effective March 23, 2016, Philip A. Norcross was a member of the Audit Committee.

The Nominating & Corporate Governance Committee met four times during 2015. This committee consists of Directors William J. Marino (Chairman), Wilbur L. Ross, Jr. and, effective March 23, 2016, Grace C. Torres. Prior to his resignation from the Board effective March 23, 2016, Philip A. Norcross was a member of the Nominating & Corporate Governance Committee.

Audit Committee

Management of the Company is responsible for the Company’s financial reporting process and the related internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibility to shareholders by monitoring the quality and integrity of the Company’s financial reports, including the related systems of internal controls and accounting and reporting practices. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.sunnationalbank.com. The charter gives the Audit Committee responsibility for the appointment, compensation, retention and oversight of the work of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting). Other responsibilities of the Audit Committee under the charter include determining the independence of the Company’s independent registered public accounting firm, overseeing the internal audit function, reviewing significant findings and recommended action plans, and reviewing with management and the independent registered public accounting firm the Company’s interim and year-end operating results including SEC periodic reports and press releases. The Board of Directors has determined that each member of the Audit Committee is financially literate and that F. Clay Creasey, Jr. meets the SEC criteria of a financial expert. The Board of Directors has further determined that each member of the Audit Committee is independent under NASDAQ listing rules. See “Director Independence,” below.

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s responsibilities relating to the Company’s compensation and benefit plans and practices and producing an annual report on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.sunnationalbank.com. Other responsibilities under the charter include setting executive management compensation, evaluating and approving all equity compensation plans and approving all employment and change in control agreements.

None of the individuals who served on the Compensation Committee during 2015 was an officer or employee of the Company, nor is any individual a former employee of the Company. None of the individuals had any transaction with related persons, promoters or certain control persons that would require disclosure. The Board of Directors has determined that each member of the Compensation Committee is independent under NASDAQ listing rules. See “Director Independence,” below.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for developing criteria for the selection and evaluation of directors, recommending to the Board of Directors candidates for election as directors and recommending Board committee assignments. In addition, the Nominating & Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. The procedure for shareholders to submit recommendations of director candidates is set forth below under “Director Nomination Process.” The Nominating & Corporate Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.sunnationalbank.com. Other responsibilities under the charter include recommending director orientation guidelines, monitoring continuing director education and assisting the Board of Directors in determining the independence status of current and prospective board members. The Board of Directors has determined that each member of the Nominating & Corporate Governance Committee is independent under NASDAQ listing rules. See “Director Independence,” below.

Director Independence

The Board of Directors conducted an annual review of director independence in accordance with the Exchange Act, and the rules promulgated thereunder, and the listing requirements of NASDAQ. Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the director’s exercise of independent judgment. As part of its review, the Board considered transactions and relationships during the prior year between each director and the members of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors, including those below under the caption, “Related Party Transactions.” The purpose of the review was to determine whether any such relationship was inconsistent with a determination that the director is independent. As a result of this review, and on the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has concluded that a majority of the Board is independent.

The Board of Directors has determined that Anthony R. Coscia, F. Clay Creasey, Jr., Peter Galetto, Jr., Eli Kramer, William J. Marino, Wilbur L. Ross, Jr., Keith Stock and Grace C. Torres are independent. Philip A. Norcross, a director until his resignation effective March 23, 2016, was determined by the Board of Directors to be independent during his tenure as a director.

Director Thomas M. O’Brien is not independent because he is an executive officer of the Company. Directors Sidney Brown and Jeffrey Brown are not independent due to transactions between the Company and organizations in which their family members are controlling shareholders or in which they are executive officers. See “Related Party Transactions,” below.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2015 were Philip A. Norcross (Chairman), Eli Kramer, William J. Marino and Wilbur L. Ross, Jr. Upon Mr. Norcross’ resignation from the Board, effective March 23, 2016, Mr. Kramer was appointed Chairman of the Compensation Committee.

None of the individuals who served on the Compensation Committee during 2015 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. In addition, during 2015, no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Nominating & Corporate Governance Committee makes recommendations to the Board of Directors of the persons to be nominated by the Company for election as directors. The Nominating & Corporate Governance Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Nominating & Corporate Governance Committee will consider persons recommended by shareholders of the Company in selecting the Nominating & Corporate Governance Committee’s nominees for election. The Committee may also use the services of an executive search firm. There is no difference in the manner in which the Nominating & Corporate Governance Committee evaluates persons recommended by directors or officers, a search firm or persons recommended by shareholders in selecting Board nominees.

To be considered in the Nominating & Corporate Governance Committee’s selection of Board nominees, recommendations from shareholders must be in writing and received at the principal executive offices of the Company not later than the following dates: in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of such meeting was mailed or public disclosure of the meeting date was made. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.

In addition, the Company’s bylaws require that for the person being recommended for consideration, all information relating to such person as is required pursuant to Regulation 14A under the Exchange Act, must be provided to the Corporate Secretary of the Company. The Nominating & Corporate Governance Committee makes no representation that it will recommend to the Board of Directors a candidate as a nominee, but will consider all individuals whose names are submitted in compliance with Company procedures. The Nominating & Corporate Governance Committee believes potential directors should have industry expertise in areas of corporate governance, finance, banking, accounting, the economy, real estate, general business and other areas of importance to the Company. Nominees must possess personal integrity and reputation and have familiarity and knowledge about the Company’s business and the political and economic environments in the markets the Bank serves. Further, nominees should have the ability to provide the Company’s management with guidance on the development and oversight of strategy. The Nominating & Corporate Governance Committee and the Board of Directors may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Director Resignation Policy

The Board of Directors has adopted a Director Resignation Policy. The Director Resignation Policy applies to any annual, uncontested election of directors. In an uncontested election of directors, any nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election is required to tender his or her resignation for consideration by the Board of Directors. The Board has 45 days from the date of the applicable meeting to determine whether to accept or reject the proffered resignation. Any resignation under the Director Resignation Policy will be accepted by the Board of Directors absent a compelling reason for the resignation to be rejected. A tendered resignation will be accepted by the Board unless 80% or more of the members of the Board of Directors vote to reject a resignation. In determining whether to accept a proffered resignation, the Board will consider all factors it deems relevant and may also consider a range of possible alternatives concerning the tendered resignation. If the director’s resignation is rejected, the Company will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and the reasons for rejecting the tendered resignation. The Director Resignation Policy may only be amended upon the affirmative vote of 80% or more of the members of the Board of Directors.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.

Code of Ethics

The Company has adopted a Code of Ethics and Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the Code of Ethics and Conduct is posted at the Company’s website at www.sunnationalbank.com.

COMPENSATION DISCUSSION AND ANALYSIS

Forward-Looking Statements

This Compensation Discussion and Analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements may include, among other things:

●statements and assumptions relating to financial performance;

●statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

●statements relating to our business and growth strategies and our regulatory capital levels;

●statements relating to potential sales of our criticized and classified assets; and

●any other statements, projections or assumptions that are not historical facts.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

●the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

●market volatility;

●the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

●the overall quality of the composition of our loan and securities portfolios;

●the market for criticized and classified assets that we may sell;

●legislative and regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in banking, securities and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages;

●the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”);

●inflation, interest rate, market and monetary fluctuations;

●fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

●the effect of and our compliance with Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”) requirements;

●the results of examinations of us by the Federal Reserve Bank and of the Bank by the Office of the Comptroller of the Currency (“OCC”), including the possibility that the OCC may, among other things, require the Bank to increase its allowance for loan losses or to write-down assets;

●changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;

●our ability to attract deposits and other sources of liquidity;

●our ability to increase market share and control operating costs and expenses;

●our ability to manage delinquency rates;

●our ability to retain key members of our senior management team;

●the costs of litigation, including settlements and judgments;

●the increased competitive pressures among financial services companies;

●the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

●technological changes;

●acquisitions;

●changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

●adverse changes in securities markets;

●the inability of key third-party providers to perform their obligations to us;

●changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies and the Financial Accounting Standards Board (“FASB”);

●the potential impact on our operations and customers resulting from natural or man-made disasters, wars, terrorist activities or cyber attacks;

●other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and our other filings with the SEC; and

●our success at managing the risks involved in the foregoing.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included herein or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements discussed herein might not occur, and you should not put undue reliance on any forward-looking statements.

Introduction

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation philosophy, policies and practices for the last fiscal year applicable to the following individuals included in the “Summary Compensation Table,” below. These individuals are referred to collectively as the “named executive officers.”

●Thomas M. O’Brien; Director, President and Chief Executive Officer;
●Thomas R. Brugger; Executive Vice President and Chief Financial Officer;
●Nicos Katsoulis; Executive Vice President and Chief Lending Officer;
●Anthony J. Morris; Executive Vice President and Chief Banking Officer; and
●Patricia M. Schaubeck; Executive Vice President and General Counsel.

In addition to the Compensation Discussion and Analysis, the compensation and benefits provided to our named executive officers in 2015 are set forth below in the “Summary Compensation Table” and other tables that follow this Compensation Discussion and Analysis, as well as in the footnotes and narrative material that accompany those tables.

Executive Summary

The Company’s executive compensation philosophy is to pay for performance in a risk-appropriate fashion. The Company balances short- and long-term and fixed and variable compensation through base salary, cash incentives and long-term equity incentives. Base salaries are set at competitive levels based on the executive’s position and reflect the executive’s expertise and experience. Cash incentives are paid to executives based on Company performance against annual business objectives, and individual and team performance results against established goals, as well as in compliance with any applicable provisions of an executive’s employment agreement. Equity incentive awards are granted in order to align the interests of executive officers with the long-term interests of shareholders.

2015 Business Results: In 2014, the Company announced a comprehensive restructuring plan to improve performance in its credit, risk, operational and profitability metrics. The restructuring plan included, among other things, exiting Sun Home Loans, the Bank’s retail, consumer mortgage banking business, exiting the Bank’s healthcare and asset-based lending businesses, the sale or consolidation of certain branch offices as well as significant classified asset and operating expense reductions. In 2015, the Bank completed the implementation of the restructuring plan with the sale and consolidation of certain branch offices and significant reductions in classified asset levels and operating expenses.

In March 2015, the Bank completed the sale of seven branches. After transaction costs, the net gain on the branch sale transaction recorded by the Company in the first quarter of 2015 was approximately $9.2 million. In August 2015, the Bank sold its Hammonton branch. After transaction costs, the net gain on the Hammonton branch sale transaction recorded by the Company in the third quarter of 2015 was approximately $1.3 million. During the third quarter of 2015, the Bank consolidated nine additional branches which resulted in combined charges of approximately $3.3 million.

Operating expenses declined significantly in 2015. Non-interest expense decreased 26.8% to approximately $80 million in 2015 from approximately $109 million in 2014 primarily as a result of lower employee salaries and benefits and lower occupancy expense due to the significant reduction in branch locations. Non-performing loans declined to approximately $3.4 million at December 31, 2015 from approximately $15.6 million at December 31, 2014.

The Company realized net income of approximately $10.2 million in 2015 compared to a net loss of approximately $29.8 million in 2014. This was the first profitable year for the Company since 2008 and the Company earned a profit in every quarter of 2015.

In summary, among the accomplishments of 2015:

●Net income of approximately $10.2 million; the Company’s first profitable year since 2008.

●Completion of the sale of seven branches in and around Cape May County, New Jersey at a substantial gain.

●Sold, closed or consolidated ten additional retail branches.

●Increased gross loans held-for-investment by approximately $38.4 million from December 31, 2014.

●Improved the level of non-performing loans held-for-investment to 0.20% of gross loans held-for-investment at year-end 2015 from 0.73% at year-end 2014.

●Reduced non-interest expense by approximately $29.3 million to approximately $80.1 million in 2015 as compared to 2014.

●Invested in a new brand and marketing platform to reflect the Company’s new profile.

●Successfully remediated various financial, process and regulatory compliance issues resulting in the termination on January 21, 2016 of the written agreement by and between the Bank and the OCC, dated April 15, 2010 (the “OCC Agreement”).

Among the challenges faced in 2015:

●The efficiency ratio remained elevated, but improved to 91% for the year ended December 31, 2015, from 114% for the year ended December 31, 2014. The costs of the Company’s restructuring negatively impacted operating expenses in 2015.

●Pressure on net interest margin continued throughout the year with the net interest margin declining to 2.74% at year-end 2015 from 2.92% at year-end 2014.

●The economic environment posed significant challenges to the Company’s operating results.

●Regulatory costs and requirements persisted.

Summary of Compensation Actions and Awards: During 2015, the Compensation Committee continued its focus on rewarding activities which promote safe growth of long-term shareholder value, as summarized below and described in further detail below:

●Granted stock awards and stock options to executive management as part of our ongoing long-term incentive program that rewards executives for their individual performance achievements and aligns their interests with those of shareholders.

●Reviewed performance for 2014 against the goals established for 2014 incentives and determined the amount and form of incentives to be paid to each executive officer.

●Maintained level of executive annual base salaries.

●Established performance goals and the amount of the incentive award pool for 2015 cash incentives for executive officers.

●Approved, subject to approval by the Company’s shareholders, the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Omnibus Plan”). The 2015 Omnibus Plan was approved by shareholders at the 2015 annual meeting of shareholders.

During 2016, the Compensation Committee decided to award Mr. O’Brien an additional bonus for outstanding performance in 2015 in excess of the incentive award provided under his Employment Agreement.

Shareholder Say-on-Pay Vote. At the 2014 annual meeting of shareholders, the shareholders approved the advisory vote on the Company’s executive compensation policies and practices for 2013 as disclosed in the proxy statement for the 2014 annual meeting by approximately 99% of the shares voting on the matter. Though not binding, we have noted the strong support our shareholders have expressed for our current executive compensation program. As a result, the Compensation Committee retained its general approach to executive compensation for 2015.

Shareholder Frequency on Say-on-Pay Vote. At the 2011 annual meeting of shareholders, shareholders approved an advisory vote recommending that the frequency of the say-on-pay vote on executive compensation, as described above, be taken every three years. The Company intends to follow this advisory vote on the three year frequency of say-on-pay at least until the next required say-on-pay frequency vote, which will be at the annual meeting of shareholders in 2017. Accordingly, this Proxy Statement does not include an advisory vote on the Company’s executive compensation policies and practices.

Compensation Philosophy and Governance Structure

Compensation Philosophy. The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the named executive officers and other members of executive management. Additionally, during 2015, as the Company was completing the implementation of its restructuring plan, the Company recognized that it needed to utilize compensation tools in a highly competitive labor market which would allow executive management to participate and be vested in the Company’s turnaround. To achieve this objective, the Company granted incentive compensation and equity awards to existing executive management. The equity awards contain vesting conditions designed to encourage long-term retention.

In accordance with its charter, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

●Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

●Motivate executives to achieve stated business goals and reward them for their achievement;

●Provide total compensation opportunities that are comparable to those offered by other leading companies;

●Recruit and retain top quality, dedicated executives who are critical to the Company’s long-term success;

●Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long-term compensation opportunities as long-term shareholder value grows; and

●Monitor the incentive compensation programs applicable to executive management and all employees to ensure that such programs do not expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable and pre-established parameters.

The Company strives to provide each named executive officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized community banks, both nationally and regionally, assuming the Company’s performance metrics are at budgeted, targeted levels. The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and long-term incentive compensation opportunities for its named executive officers. In recognition of the need to retain key employees, the Company has a stock-based incentive plan, pursuant to which stock options and stock awards are made to named executive officers consistent with the Company’s long-term compensation goals. Stock awards were made to named executive officers in 2015 for 2014 performance and in 2016 for 2015 performance. See “Equity Incentives,” below. Generally, such equity awards become earned and non-forfeitable over a five year period in order to serve as a retention tool in addition to a compensation incentive.

Annually, the Company establishes specific financial and non-financial performance targets such as the Bank’s level of compliance with safety and soundness regulations, credit quality and adhering to other regulatory standards that are defined by the Compensation Committee and incorporated into the budgeting and planning process. The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets and the goals of the Bank.

The Company believes it is in the best interests of the Company for executive management to maintain long-term equity ownership in the Company and encourages its executive management to maintain investments in Company stock. See “Stock Ownership Guidelines” and “Stock Holding Periods,” below.

Competitive Benchmarking. In evaluating competitive compensation levels for the named executive officers, the Company has historically utilized compensation data disclosed in the proxy statements of peer banks as well as information published in reputable third party compensation reports. The comparable peer banks are reviewed periodically and may change from time to time. These companies include community banks of similar size doing business nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region. The composition of the 2015 peer group changed from the 2014 peer group. Banks with significantly larger assets than the Company were deleted and replaced with banks with balance sheet and income statement characteristics more similar to those of the Company and with operations primarily located in the northeastern section of the country. For 2015, we continued to place less emphasis on the Company’s peer group in setting compensation and continued to place increased emphasis on setting compensation at levels sufficient to retain and attract talent given the needs of the Company, as we did in 2014. In addition, a competitive compensation analysis was performed in 2015 to frame Company compensation against market norms. The current approved peer group companies are:

●	Bridge Bancorp Inc.	●	Northfield Bancorp Inc.
●	Bryn Mawr Bank Corp	●	Oceanfirst Financial Corp
●	Cape Bancorp	●	Peapack Gladstone Financial Corp.

●Center Bancorp ●Financial Institutions Inc. ●First of Long Island Corp. ●Lakeland Bancorp, Inc. ●Metro Bancorp, Inc.	●S&T Bancorp, Inc. ●Sandy Spring Bancorp, Inc. ●Suffolk Bancorp ●Tompkins Financial Corp. ●Univest Corp. of Pennsylvania

Other similarly situated banks which are not named peers, but we used for general research and consistency validation, include: Beneficial Mutual Bancorp; FNB Corp/FL; National Penn Bancshares Inc.; and Susquehanna Bancshares Inc. Also, for general research and consistency validation, data from a larger mix of regional banks with assets between $3 billion and $5 billion is sometimes included as a point of reference as are recognized third party published surveys. During 2015, the Company subscribed to the following surveys: McLagan Partners Regional and Community Banks Survey, Towers Watson Financial Services Industry Middle Management & Professional Compensation Survey, Mercer Financial Services Suite, Pearl Meyer National Banking Compensation Survey, American Banker Association Compensation & Benefits Survey, CompAnalyst by IBM/Kenexa and the Crowe Horwath-New Jersey Bankers Financial Institutions Compensation Survey.

There is no formulaic approach between the peer and market data reviewed by the Compensation Committee and the compensation decisions made by the Compensation Committee. For 2015, pay opportunities for specific individuals varied based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in retaining or recruiting a new executive with necessary skill levels and experience relevant to the Company’s situation. The Compensation Committee intends that base salary, together with annual cash incentive and long-term incentives at targeted Company performance levels will fall between the market median and upper quartile when compared to peers for similar executive talent.

Role of the Compensation Committee. The Compensation Committee’s primary responsibilities are to assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executive management team and to ensure that the compensation plans of the Company align management and shareholder interests and do not promote unnecessary or excessive risk. The Compensation Committee evaluates and approves all equity compensation plans and employment and change in control agreements, and approves executive management employment offers. The Compensation Committee determines and approves policies and decisions relative to base salary, annual cash incentives, long-term equity-based incentives and other compensation programs for the named executive officers and recommends for approval by the Board of Directors, the policies and decisions relative to base salary, annual cash incentives, long-term equity-based incentives and other compensation programs for the Chief Executive Officer.

The Compensation Committee has authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Compensation Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor. In 2015, the Compensation Committee engaged Meridian Compensation Partners LLC to provide advice to the Compensation Committee with respect to the 2015 Omnibus Plan, including evaluating the proposed plan and comparing the proposed plan to industry best practices. The 2015 Omnibus Plan was approved by the Company’s shareholders at the 2015 annual meeting of shareholders.

Prior to engaging Meridian Compensation Partners LLC, the Compensation Committee considered the independence of Meridian Compensation Partners LLC in light of NASDAQ listing standards related to the Compensation Committee. The Compensation Committee also requested and received a letter from Meridian Compensation Partners LLC addressing the firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the

Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of Meridian Compensation Partners LLC did not raise any conflict of interest.

Role of Executives in Compensation Committee Deliberations. Certain members of the Company’s executive management and senior management teams attend Compensation Committee meetings at the Compensation Committee’s discretion to provide pertinent financial, tax, accounting and peer information and their perspective about executive compensation policies and programs. Members of management in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Company’s President and Chief Executive Officer participates in deliberations of the Compensation Committee, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such manager’s compensation.

Compensation Framework and Pay Components.

In order to develop and administer the Company’s executive compensation policies and programs, the Compensation Committee considers the following three aspects of the compensation program:

●	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure;
●	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component; and
●	Performance – the relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

The Company’s executive compensation program includes the components listed below:

●	Base Salary - a fixed base salary generally set at competitive levels that reflect each executive’s position, individual performance, experience, and expertise. Such base salary levels are reviewed annually by the Compensation Committee;

●	Annual Cash Incentive Compensation - a bonus pay program that varies based on Company performance against annual business objectives and individual and team performance against established goals. The Company communicates the associated performance metrics, goals, and bonus award opportunities to named executive officers as early in the fiscal year as is practical using the evaluation factors previously referenced. Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee;

●	Equity Incentives - equity-based awards to attract and retain executive officers, with the compensation values driven by the long-term market performance of the Company’s stock price in order to align executive pay with long-term shareholder interests;

●	Other Compensation – benefits consistent with industry practices for comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage. Executives do not receive perquisites beyond these broad-based employee benefits;

●	Employment Agreements – agreements that detail the terms of employment between the Company and the named executive officer during the period of employment and the rights and obligations of the Company and the named executive officer in the event of termination of employment following a change in control transaction or other involuntary termination of employment. The Company is currently a party to Employment Agreements with Messrs. O’Brien and Katsoulis; and

●	Management Severance Agreements - agreements that detail the rights and obligations of the Bank and the named executive officer in the event of termination of employment following a change in control transaction or other involuntary termination of employment. The Company is currently a party to Management Severance Agreements with Mr. Brugger and Ms. Schaubeck.

Base Salary

The Company pays its named executive officers base salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment. For newly hired members of executive management in 2014, base salaries were established in order to attract executives with proven success in executing restructuring plans similar to those commenced by the Company.

The named executive officers did not receive any base salary increases in 2015. Base salaries are tested periodically for continued peer competitiveness. Base salaries for Mr. O’Brien and Mr. Katsoulis are set forth in their respective Employment Agreements and were set at levels required to attract and retain their specific talent given the needs of the Company. Annual base salaries for named executive officers in 2015 were as follows:

Name	Annual Base Salary Rate ($)
Thomas M. O’Brien	700,000
Thomas R. Brugger	325,000
Nicos Katsoulis	420,000
Anthony J. Morris	275,000
Patricia M. Schaubeck	280,000

Annual Cash Incentive Compensation

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives. Under the Company’s 2015 Management & Shared Services Incentive Compensation Plan (the “Incentive Plan”), the Company may provide annual cash incentive compensation for the named executive officers and other Company employees, based on performance. For 2015, Messrs. O’Brien and Katsoulis did not participate in the Incentive Plan; rather their individual cash incentive opportunities are governed by their individual employment agreements. See “Employment Agreements,” below.

Pursuant to their employment agreements, Messrs. O’Brien and Katsoulis agreed with the Compensation Committee that their annual incentive awards should be subject to the same performance conditions that were established for awards to the other named executive officers under the Incentive Plan, which are described in detail below.

Under his Employment Agreement, Mr. O’Brien is eligible to receive an annual cash incentive award with a target award opportunity of not less than 75% of his annual base salary, or $525,000. Upon its determination of the successful attainment of performance goals for Mr. O’Brien’s 2015 annual incentive, the Compensation Committee permitted Mr. O’Brien to elect to receive equity in lieu of cash. Mr. O’Brien elected equity and, as such, was awarded 25,132 shares of restricted stock on April 1, 2016, with a grant date value of $525,000. The shares vest 50% on June 30, 2017 and 50% on June 30, 2018. See “Employment Agreements,” below. In addition to the payments under Mr. O’Brien’s Employment Agreement, the Board of Directors, on the recommendation of the Compensation Committee, awarded Mr. O’Brien an additional $200,000 of incentive compensation in recognition of the Company’s accomplishments in 2015. Mr. O’Brien was afforded the option to choose to receive the incentive compensation in equity or cash. Mr. O’Brien elected equity and, as such, was awarded 9,574 shares of restricted stock on April 1, 2016. The shares vest 50% on June 30, 2017 and 50% on June 30, 2018. See “Employment Agreements,” below.

Under his Employment Agreement, Mr. Katsoulis is eligible to receive an annual cash incentive award with a target award opportunity of not less than 50% of his annual base salary, or $210,000. Upon its determination of the successful attainment of performance goals for Mr. Katsoulis’ 2015 annual incentive, the Compensation Committee permitted Mr. Katsoulis to elect to receive equity in lieu of cash. Mr. Katsoulis elected equity and, as such, was awarded 10,053 shares of restricted stock on April 1, 2016, with a grant date value of $210,000. The shares vest 50% on June 30, 2017 and 50% on June 30, 2018. See “Employment Agreements,” below.

For 2015, the Compensation Committee established the following performance goals for the named executive officers under the Incentive Plan based upon weighted quantitative and qualitative measures:

●	50% on “protecting the institution,” which relates to regulatory safety and soundness and includes regulatory compliance and stabilizing asset quality. Goals within this measure consisted of:
-	termination of the OCC Agreement;
-	maintaining the ratio of non-performing loans held-for-investment to gross loans held-for-investment at or below the peer group average; and
-	having no major compliance issues.

●	30% on “shareholder value,” which relates to returning the Company to profitability. The goal within this measure consisted of:
-	attaining net income of $7.3 million for the 2015 fiscal year.

●	20% on “strengthening operations,” which relates to enhancing the information technology platform and expense management. Goals within this measure consisted of:
-	achieving definitive, measurable progress in establishing appropriate information technology structuring and staffing model; and
-	attaining efficiency ratio discipline by reducing operating expense to less than $80 million for the fiscal year.

Each year, the Compensation Committee reviews the weightings and goals of the Incentive Plan to ensure alignment with the Company’s goals. Although a projected bonus pool is established annually based on these factors, “protecting the institution” is the primary goal under the Incentive Plan and the Incentive Plan required termination of the OCC Agreement in order to achieve any funding of the Incentive Plan. Cash awards under the Incentive Plan were made to named executive officers in 2016 for 2015 performance.

Awards actually paid from the bonus pool are not formulaic and are determined and paid within the discretion of the Compensation Committee so the Compensation Committee can consider broader factors that may influence the Company’s performance. The President and Chief Executive Officer makes recommendations to the Compensation Committee regarding such awards to the named executive officers (other than the CEO) and other members of executive management based on performance.

For the 2015 fiscal year, the Incentive Plan pool was fully funded for the 50% component “protecting the institution” as a result of the termination in January 2016 of the OCC Agreement, maintaining asset quality ratios below the Company’s peer group (non-performing loans held-for-investment equaled 0.20% of gross loans held-for-investment at year-end 2015, which was less than the peer group average), and having no major compliance issues. The “shareholder value” component (30%) was fully funded as the Company attained net income of $10.2 million for the year. The “strengthening operations” component (20%) was fully funded for 2015 with the Company’s reduction of operating expenses to approximately $80 million for the 2015 fiscal year and the successful restructuring and staffing of Information Technology.

The Compensation Committee felt it appropriate to reward the named executive officers that participated in the Incentive Plan for their positive contributions and momentum toward completion of the Company’s restructuring plan in 2015. Under the Incentive Plan, for 2015 each executive had a target opportunity to earn a cash incentive of 35% of the executive’s base salary. In March 2016, pursuant to the Incentive Plan for the 2015 performance year, Mr. Brugger received a cash bonus of $125,000, Mr. Morris received $125,000, and Ms. Schaubeck received $125,000. In each case the Compensation Committee determined that payment in excess of the target opportunity was appropriate in recognition of the significant progress made by these executives toward termination of the OCC Agreement and the Bank’s marked improvement in its asset quality performance metrics during 2015, as well as the Bank’s attaining profitability for the first time since 2008.

Equity Incentives

The Company believes that equity ownership by the named executive officers aligns executive interests with those of its shareholders. The Company has used stock options and full-value shares of Company stock as the primary vehicle for long-term incentive compensation for management. During 2015, the Company granted equity awards which contained vesting conditions to existing executive management to allow executive management to participate and be vested in the Company’s turnaround. The Compensation Committee established a target opportunity for each executive, other than Messrs. O’Brien and Katsoulis, for an equity incentive of 35% of the executive’s base salary. Messrs. O’Brien’s and Katsoulis’ equity incentive compensation opportunities are governed by their individual employment agreements. See “Employment Agreements,” below. All 2015 grants were made at the discretion of the Compensation Committee (and the Board of Directors with respect to the CEO) based upon its review of the prior year’s performance to the goals established for the named executive officers under the Incentive Plan: protecting the institution, enhancing shareholder value and strengthening the Bank’s operations. See “Annual Cash Incentive Compensation,” above.

In accordance with Mr. O’Brien’s Employment Agreement, Mr. O’Brien was guaranteed an equity award in 2015 with a grant date value equal to 75% of his annual base salary, pro-rated based upon the number of months employed by the Company during 2014. Accordingly, on March 26, 2015, Mr. O’Brien was granted options to purchase 63,604 shares of the Company’s common stock with an exercise price of $19.31 per share, which vest 33 1/3% on March 26, 2017 and 33 1/3% every year thereafter. For 2015 performance, in accordance with Mr. O’Brien’s Employment Agreement, Mr. O’Brien was awarded 25,132 shares of restricted stock on April 1, 2016, with a grant date value of 75% of his annual base salary, or $525,000. The shares vest one-third after 24 months, one-third after 36 months and one-third after 48 months from the date of grant.

In accordance with Mr. Katsoulis’ Employment Agreement, the Company agreed to award Mr. Katsoulis restricted shares equal to 1.5 shares for every share he purchased up to $600,000. The matching shares vest at a rate of 25% after 24 months, 25% after 36 months and 50% after 48 months from the date of Mr. Katsoulis’ hire on November 20, 2014. Mr. Katsoulis completed the purchase of 31,141 shares of Company stock on May 26, 2015 for which the Company matched 46,712 shares. For 2015 performance, according to his Employment Agreement, Mr. Katsoulis was awarded equity on March 1, 2016 with a grant date value of 50% of his annual base salary, or $210,000, as follows: 4,981 restricted shares and options to purchase 16,956 shares of Company stock with an exercise price of $21.08 per share, which will vest 25% on March 1, 2018 and 25% every year thereafter.

In March 2016, for 2015 performance, Mr. Brugger was granted 3,083 restricted shares and options to purchase 10,497 shares of Company stock with an exercise price of $21.08 per share, which will vest 25% on March 1, 2018 and 25% every year thereafter. In March 2015, for 2014 performance, Mr. Brugger was granted options to purchase 8,077 shares of the Company’s common stock with an exercise price of $19.31 per share, which vest 25% on March 26, 2017 and 25% every year thereafter.

In March 2016, for 2015 performance, Mr. Morris was granted 3,083 restricted shares and options to purchase 10,497 shares of Company stock with an exercise price of $21.08 per share, which will vest 25% on March 1, 2018 and 25% every year thereafter. Mr. Morris received no long-term incentive award under the Incentive Plan in 2015 for 2014 performance, as Mr. Morris was hired in November 2014.

In March 2016, for 2015 performance, Ms. Schaubeck was granted 2,965 restricted shares and options to purchase 10,093 shares of Company stock with an exercise price of $21.08 per share, which will vest 25% on March 1, 2018 and 25% every year thereafter. Ms. Schaubeck received no long-term incentive award under the Incentive Plan in 2015 for 2014 performance, as Ms. Schaubeck was hired in September 2014.

Other Compensation

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental and supplemental disability insurance programs and the 401(k) plan with a Company matching contribution. The Company maintains an executive long-term supplemental disability pay policy for its senior management providing compensation to such individuals in the event of disability for a period of up to one year following a determination of such long-term disability. Such policy will pay the affected senior officer an amount equal to such individual’s monthly salary less the amount of such disability benefits paid by the State and/or received from the basic long-term disability plan for a period of up to one year. Each named executive officer was eligible to participate in the Company’s employee term life insurance program during the 2015 fiscal year (with such death benefit equal to two times current annual base salary, up to a maximum death benefit of $400,000).

Employment Agreements

Thomas M. O’Brien. On July 2, 2014, after receiving regulatory non-objections from the Federal Reserve Board and the OCC, Thomas M. O’Brien was hired as President and Chief Executive Officer of the Company and the Bank. In addition, Mr. O’Brien was appointed a director of the Boards of Directors of the Company and the Bank. Mr. O’Brien was previously providing consulting services to the Boards of Directors pending receipt of the regulatory non-objections. Upon his hire, the Company entered into an Employment Agreement with Mr. O’Brien providing for an initial base salary of $700,000 per annum.

Pursuant to his Employment Agreement, Mr. O’Brien is eligible to receive an annual cash incentive award, subject to the Company’s determination that applicable performance goals have been attained, with a target award opportunity of not less than 75% of his annual base salary then in effect when the applicable performance goals are established (the “O’Brien Annual Cash Bonus Award”). Any applicable performance goals are to be mutually developed and agreed upon by Mr. O’Brien and the Compensation Committee within the first 90 days of the fiscal year. In addition, Mr. O’Brien is entitled to receive an annual equity award (in the form of restricted stock or stock options), subject to the Company’s determination that applicable performance goals have been attained, with a grant date value of not less than 75% of Mr. O’Brien’s annual base salary as in effect at the time that such performance goals are established (the “O’Brien Annual Equity Award”). Any applicable performance goals are to be mutually agreed to by the Company and Mr. O’Brien. The awards will vest, at a rate of one-third after 24 months, one-third after 36 months and one-third after 48 months from the date of grant, subject to Mr. O’Brien’s continued employment with the Company.

In addition, in accordance with Mr. O’Brien’s Employment Agreement, the Company agreed to award Mr. O’Brien restricted shares equal to 1.5 shares for every share of common stock (the “Matching Shares”) that Mr. O’Brien purchases up to $1 million. Mr. O’Brien’s Matching Shares vest at a rate of one-third after 24 months, one-third after 36 months and one-third after 48 months from Mr. O’Brien’s date of hire on July 2, 2014. On April 2, 2014 Mr. O’Brien completed the purchase of 60,241 shares of Company common stock with an aggregate purchase price of $1 million. As a result, the Company awarded 90,362 Matching Shares of restricted stock to Mr. O’Brien.

Mr. O’Brien is entitled to participate in any employee benefits, fringe benefits, perquisites and expense reimbursements that the Company or the Bank offers to full-time employees and executive management. However, the Company and Mr. O’Brien have agreed that (i) the O’Brien Annual Cash Bonus Award is a substitute for his participation in the annual cash bonus under the Incentive Plan, (ii) the O’Brien Annual Equity Award is a substitute for his participation in the annual equity awards under the Incentive Plan and (iii) the Matching Stock was a substitute for his participation in the 2014 Performance Equity Plan (the 2014 Performance Equity Plan has been replaced with the 2015 Omnibus Plan, see “Stock Incentive Plans,” below)). Mr. O’Brien’s Employment Agreement provides him with certain benefits upon termination. See “Management Severance and Change in Control Benefits,” below.

Nicos Katsoulis. On November 20, 2014, after receiving regulatory non-objections from the Federal Reserve Board and the OCC, Nicos Katsoulis was hired as Executive President and Chief Lending Officer of the Company and the Bank. Mr. Katsoulis was previously providing consulting services to the Bank pending receipt of the regulatory non-objections. Upon his hire as an employee, the Company entered into an Employment Agreement with Mr. Katsoulis providing for an initial base salary of $420,000 per annum.

Pursuant to his Employment Agreement, Mr. Katsoulis is eligible to receive an annual cash incentive award, subject to the Company’s determination that applicable performance goals have been attained, with a target award opportunity of not less than 50% of his annual base salary then in effect when the applicable performance goals are established (the “Katsoulis Annual Cash Bonus Award”). Any applicable performance goals are to be mutually developed and agreed upon by Mr. Katsoulis and the Compensation Committee within the first 90 days of the fiscal year. In addition, Mr. Katsoulis is entitled to receive an annual equity award (in the form of restricted stock or stock options), subject to the Company’s determination that applicable performance goals have been attained, with a grant date value of not less than 50% of Mr. Katsoulis’ annual base salary as in effect at the time that such performance goals are established (the “Katsoulis Annual Equity Award”). Any applicable performance goals are to be mutually agreed to by the Company and Mr. Katsoulis. The awards will vest, at a rate of 25% beginning two years from the date of grant and 25% each year thereafter, subject to Mr. Katsoulis’ continued employment with the Company.

Also, in accordance with Mr. Katsoulis’ Employment Agreement, the Company agreed to award Mr. Katsoulis restricted shares equal to 1.5 shares for every share of common stock (the “Katsoulis Matching Shares”) that Mr. Katsoulis purchases up to $600,000. Mr. Katsoulis completed the purchase of 31,141 shares of Company stock with an aggregate purchase price of $600,000 on May 26, 2015. As a result, the Company awarded 46,712 Katsoulis Matching Shares of restricted stock to Mr. Katsoulis. The Katsoulis Matching Shares will vest at a rate of 25% after 24 months, 25% after 36 months and 50% after 48 months from the date of Mr. Katsoulis’ hire on November 20, 2014.

Mr. Katsoulis is entitled to participate in any employee benefits, fringe benefits, perquisites and expense reimbursements that the Company or the Bank offers to full-time employees and executive management. However, the Company and Mr. Katsoulis have agreed that (i) the Katsoulis Annual Cash Bonus Award is a substitute for his participation in the annual cash bonus under the Incentive Plan, (ii) the Katsoulis Annual Equity Award is a substitute for his participation in the annual equity awards under the Incentive Plan and (iii) the Katsoulis Matching Stock was a substitute for his participation in the 2014 Performance Equity Plan (the 2014 Performance Equity Plan has been replaced with the 2015 Omnibus Plan, see “Stock Incentive Plans,” below). Mr. Katsoulis’ Employment Agreement provides him with certain benefits upon termination. See “Management Severance and Change in Control Benefits,” below.

Other than the agreements with Messrs. O’Brien and Katsoulis, there are no other employment agreements between the Company and the named executive officers.

Management Severance and Change in Control Benefits

Thomas M. O’Brien. The Company and Mr. O’Brien are parties to an Employment Agreement providing for an at-will employment relationship. See “Employment Agreements” above. The Employment Agreement provides that upon Mr. O’Brien’s termination of employment due to his death or Disability (as defined in the Employment Agreement), (a) the O’Brien Annual Equity Awards that would otherwise vest within 18 months of such termination without regard to such death or Disability shall nevertheless vest, (b) any unvested portion of the stock option granted to Mr. O’Brien upon his hire to purchase 100,000 shares of Company stock with an exercise price of $20.45 per share (the “Initial Option Grant”) shall immediately vest in full, and (c) his Matching Shares that would otherwise vest within 18 months of such termination without regard to such death or Disability shall nevertheless vest. In the event of Mr. O’Brien’s death during his term of employment, the Company shall make payment to his estate in the amount of his base salary through the end of the month in which the death occurred, and such other vested benefits as described in the preceding sentence and in any other agreement or plan to which Mr. O’Brien is a party. In the event of Mr. O’Brien’s Disability, he will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as described above and in any other agreement or plan to which Mr. O’Brien is a party.

Upon termination of Mr. O’Brien’s employment other than termination for Cause (as defined in the Employment Agreement), (a) options to purchase Company stock that were granted as an O’Brien Annual Equity Award that are, or then become, exercisable shall remain exercisable for one year following such termination, and (b) if the Initial Option Grant is exercisable at the time of such termination of employment, it shall remain exercisable for one year following such termination, provided that, in each case, Mr. O’Brien remains in compliance with the non-competition and non-solicitation provisions of the Employment Agreement.

Upon termination of Mr. O’Brien’s employment for Good Reason (as defined in the Employment Agreement), Mr. O’Brien will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as described above and in any other agreement or plan to which Mr. O’Brien is a party.

Mr. O’Brien’s Employment Agreement includes non-competition and non-solicitation provisions that apply to Mr. O’Brien for a period of one year after termination of his employment, as well as Mr. O’Brien’s agreement not to disparage the Company and to refrain from using or disclosing the Company’s confidential information.

The Company is the owner and beneficiary of a $3 million term life insurance policy covering Mr. O’Brien. The annual premium is $12,500. In the event of Mr. O’Brien’s death, the proceeds of the policy are anticipated to cover the costs related to the contractual death benefits payable under Mr. O’Brien’s Employment Agreement and also to cover the executive search costs in conjunction with finding a successor Chief Executive Officer.

Nicos Katsoulis. The Company and Mr. Katsoulis are parties to an Employment Agreement providing for an at-will employment relationship. See “Employment Agreements” above. The Employment Agreement provides that upon Mr. Katsoulis’ termination of employment due to his death or Disability (as defined in the Employment Agreement), no less than 50% of his Katsoulis Annual Equity Awards shall be deemed vested, earned and non-forfeitable and, if more than 50% of the full vesting period has elapsed, then 100% of such award shall be deemed vested, earned and non-forfeitable, and (b) his Katsoulis Matching Shares that would otherwise vest within 18 months of such termination without regard to such death or disability shall nevertheless vest. In the event of Mr. Katsoulis’ death during his term of employment, the Company shall make payment to his estate in the amount of his base salary through the end of the month in which the death occurred, and such other vested benefits as described in the preceding sentence and in any other agreement or plan to which Mr. Katsoulis is a party. In the event of Mr. Katsoulis’ Disability, he will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as described in above and in any other agreement or plan to which Mr. Katsoulis is a party.

Upon termination of Mr. Katsoulis’ employment other than termination for Cause (as defined in the Employment Agreement), (a) options to purchase Company stock that were granted as a Katsoulis Annual Equity Award that are, or then become, exercisable shall remain exercisable for 90 days following such termination, provided that Mr. Katsoulis remains in compliance with the non-competition and non-solicitation provisions of the Employment Agreement.

Upon termination of Mr. Katsoulis’ employment for Good Reason (as defined in the Employment Agreement), Mr. Katsoulis will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as described above and in any other agreement or plan to which Mr. Katsoulis is a party.

Mr. Katsoulis’ Employment Agreement includes non-competition and non-solicitation provisions that apply to Mr. Katsoulis for a period of one year after termination of his employment, as well as Mr. Katsoulis’ agreement not to disparage the Company and to refrain from using or disclosing the Company’s confidential information.

The Company and Mr. Katsoulis intend to modify the Employment Agreement, which will provide for a severance payment in the event of his involuntary termination of employment following a change in control and other changes in employment status.

The Bank has in place Severance Agreements and Management Change in Control Severance Agreements (each a “Management Severance Agreement,” and collectively, the “Management Severance Agreements”) with certain of the named executive officers. These arrangements are intended to provide the named executive officers with severance benefits in the event of a termination of employment following a change in control transaction. All change in control severance arrangements are subject to regulatory approval.

Thomas R. Brugger. Mr. Brugger is a party to a Management Severance Agreement with the Bank which provides for a payment equal to one times the amount of his annual base salary then in effect in the event of the voluntary termination of his employment following certain events in connection with a change in control of the Bank (as defined in the Management Severance Agreement) or involuntary termination of his employment upon or within eighteen months following a change in control of the Bank, absent termination for just cause (as defined in the Management Severance Agreement). Mr. Brugger’s agreement also provides for a severance payment upon involuntary termination, other than in conjunction with a change in control or for just cause, equal to 18 weeks of base pay during the first two years of employment, 32 weeks of base pay after two years of employment, and one year of base pay after completion of five years of employment. Based on his length of service, Mr. Brugger would be eligible for severance, other than in conjunction with a change in control or for just cause, of 32 weeks of current base salary.

Mr. Brugger’s Management Severance Agreement includes a cap on benefits to the extent necessary to avoid “golden parachute payments” under Section 280G of the Internal Revenue Code. This agreement also includes non-competition, non-solicitation and non-disparagement provisions that apply to Mr. Brugger for a period of six months after termination of his employment in connection with a change in control, or four months after any other involuntary termination with severance, as well as Mr. Brugger’s agreement to refrain from using or disclosing the Company’s confidential information.

Patricia M. Schaubeck. Ms. Schaubeck is a party to a Management Severance Agreement with the Bank which provides for a payment equal to one times the amount of her annual base salary then in effect in the event of the voluntary termination of her employment following certain events in connection with a change in control of the Bank (as defined in the Management Severance Agreement) or involuntary termination of her employment upon or within eighteen months following a change in control of the Bank, absent termination for just cause (as defined in the Management Severance Agreement).

Ms. Schaubeck’s Management Severance Agreement includes a cap on benefits to the extent necessary to avoid “golden parachute payments” under Section 280G of the Internal Revenue Code. This agreement also includes non-competition, non-solicitation and non-disparagement provisions that apply to Ms. Schaubeck for a period of six months after termination of her employment in connection with a change in control, as well as Ms. Schaubeck’s agreement to refrain from using or disclosing the Company’s confidential information.

Severance Benefit Policy. The Bank maintains a broad-based severance benefit policy under which employees who are involuntarily separated from employment due to job elimination or workforce reduction are eligible for severance pay and continuation of health plan benefits for a severance benefit period determined based on rank and service. The period of any severance benefit under this policy for our named executive officers would be determined based on years of service as follows:

Years of Service	Severance Benefit Period
2 years or less	12 weeks
More than 2, but not more than 5, years	32 weeks
More than 5years	52 weeks

In the event that any named executive officer’s employment is terminated with a contractual right to severance, no benefit under the severance benefit policy would apply.

For more information on potential severance benefits to be provided to our named executive officers, see “Executive Compensation -- Potential Payments upon Termination or Change in Control,” below.

Other Compensation Items

Equity Grant Guidelines. The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment, retention and promotion opportunities that might arise during the year and achievement of the annual performance goals and operating results of the Company throughout the year. Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing. No option is exercisable more than ten years after its grant date. Equity awards have a minimum of one year vesting.

Stock Ownership Guidelines. The Company encourages its executive management to maintain investments in Company stock. Stock ownership guidelines require that the President and Chief Executive Officer own a minimum of $600,000 market value of Company stock and that each Executive Vice President own a minimum of $250,000 market value of Company stock. Executive officers generally have 2 ½ years to comply with these guidelines. For purposes of the stock ownership guidelines, stock ownership includes shares received pursuant to restricted stock awards that have fully vested and retained after all applicable taxes have been paid and shares received upon the exercise of stock options that have fully vested and retained after all applicable taxes have been paid. If an executive fails to undertake efforts to comply with these guidelines or to adhere to these guidelines, future compensation decisions including future equity awards may be impacted. As of the Record Date, Messrs. O’Brien and Katsoulis have met the minimum stock ownership requirements. Messrs. Brugger and Morris and Ms. Schaubeck are in the midst of their 2 ½ year phase-in.

Clawback Policy. The 2015 Omnibus Plan includes a provision for the clawback of any grant or payment made to a recipient under the 2015 Omnibus Plan based on financial statements or performance metrics that are subsequently restated or revised, as determined by the Compensation Committee. The determination of whether to clawback grants or payments from a recipient is made by the Compensation Committee in its discretion, provided that, except in the case of fraud or intentional misconduct, any such clawback shall be limited to awards granted or amounts paid within the three-year period preceding the date on which the Company is required to prepare the restatement or, if not required to prepare the restatement, the date of the restatement. The Company may also, in its discretion, reduce amounts that would otherwise be payable to the recipient under other compensation of benefit arrangements of the Company or its affiliates or withhold future incentive awards that would otherwise be payable to the recipient in order to facilitate such repayment by the recipient.

Stock Holding Periods. The Company believes it is in the best interests of the Company for directors and executive management to maintain long-term equity ownership in the Company. Directors and executive officers of the Company are prohibited from selling or transferring common stock of the Company issued pursuant to stock awards for two years after such stock award becomes earned and non-forfeitable or after the exercise of a stock options, other than permissible transfers. Such prohibition lapses in the event of a recipient’s death, disability or change in control as defined in the 2015 Omnibus Plan. In addition, directors are required to hold stock issued to them for as long as they serve as a director.

Hedging and Pledging Policy. The Company prohibits directors and executive officers from hedging Company securities and the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities. The Company further prohibits the pledging, hypothecation and any other encumbrance of the Company’s common stock or other equity securities as collateral for indebtedness by directors and executive officers of the Company, including, but not limited to, holding such equity securities in a margin account.

Securities Trading Policy. The Company has an insider securities trading policy whereby directors, officers, employees, consultants and advisors of the Company are prohibited from trading in Company securities while in possession of material, nonpublic information of the Company. The policy applies to the Company and the Company’s subsidiaries and affiliates. In addition, the policy applies to material, nonpublic information relating to any other company with which the Company does business, including a customer, obtained in the course of employment with or by serving as a director, officer or employee of the Company.

Tax and Accounting Considerations. The Company takes into account the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC 718”), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation polices to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting the Company’s compensation objectives. Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m).

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code. Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

COMPENSATION COMMITTEE REPORT

Pursuant to SEC regulations, this Compensation Committee Report shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Eli Kramer (Chairman), William J. Marino, Philip A. Norcross and Wilbur L. Ross, Jr. Mr. Norcross resigned from the Board effective March 23, 2016, following approval of this Compensation Committee Report.

COMPENSATION RISK ASSESSMENT

During the 2015 fiscal year, executive management conducted an updated compensation risk assessment which was presented to and reviewed by the Compensation Committee. This compensation risk assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last three completed fiscal years by our named executive officers in all capacities with the Company and the Bank.

				Non-equity	Stock	Option	All Other
		Salary	Bonus	Incentive(1)	Awards (2)	Awards (3)	Compensation (4)
Name	Year	($)	($)	($)	($)	($)	($)	Total
Thomas M. O’Brien (5)	2015	700,000	200,000	525,000	-	393,750	10,600	1,829,350
President and	2014	353,904	-	262,500	1,847,903	932,019	198,157	3,594,483
Chief Executive Officer

Thomas R. Brugger	2015	325,000	-	125,000	-	50,000	9,225	509,225
Executive Vice President	2014	325,000	-	80,000	115,614	-	4,470	525,084
and Chief Financial	2013	325,000	-	165,000	20,000	-	9,465	519,465
Officer

Nicos Katsoulis(6)	2015	420,000	-	210,000	881,455	-	6,954	1,518,409
Executive Vice President	2014	48,461	-	125,000	-	-	144,307	317,768
and Chief Banking Officer

Anthony J. Morris(7)	2015	275,000	-	125,000	-	-	446	400,446
Executive Vice President
and Chief Banking Officer

Patricia M. Schaubeck (8)	2015	280,000	-	125,000	-	-	6,649	411,649
Executive Vice President
and General Counsel

(1)	Represents amounts paid to the Named Executive Officer for the designated year under the terms of the Management & Shared Services Incentive Compensation Plan, other than amounts paid to Mr. O’Brien and Mr. Katsoulis, which represent the amounts of their annual cash incentive pursuant to the terms of their Employment Agreements. Mr. O’Brien and Mr. Katsoulis elected to receive their annual cash incentive awards for 2015 in the form of shares of common stock in lieu of cash. Accordingly, Mr. O’Brien and Mr. Katsoulis each received restricted stock awards on April 1, 2016 of 25,132 shares and 10,053 shares, respectively. These awards remain subject to the officer’s continued service through payment dates of June 30, 2017 and June 30, 2018.
(2)	The figures for Mr. O’Brien for 2014 and Mr. Katsoulis for 2015 represent the values of the matching grants made to these officers under the terms of their respective Employment Agreements. Each amount represents the aggregate fair value of the restricted stock awards and restricted stock units on the date of grant calculated in accordance with FASB ASC 718. See Note 2 of our Notes to Consolidated Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in calculating the grant date fair value.
(3)	Each amount shown represents the aggregate fair value of the options on the date of grant, calculated in accordance with FASB ASC 718. See Note 2 of our Notes to Consolidated Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in calculating the grant date fair value.
(4)	The components of other compensation in 2015 include employer contributions under the 401(k) plan for Mr. O’Brien - $10,600; Mr. Brugger - $9,225; Mr. Katsoulis - $6,954; Mr. Morris - $446; and Ms. Schaubeck - $6,649. For 2014, other compensation for Mr. O’Brien includes $198,157 in consultant fees for services rendered prior to notice from our regulators that they did not object to our hiring Mr. O’Brien as President and Chief Executive Officer. The components of all other compensation in 2014 for Mr. Katsoulis include $144,307 in consultant fees for services rendered prior to notice from our regulators that they did not object to our hiring Mr. Katsoulis as Executive Vice President and Chief Lending Officer.
(5)	Mr. O’Brien was hired as President & Chief Executive Officer on July 2, 2014; his 2014 annual base salary of $700,000 is pro-rated based on his hire date.
(6)	Mr. Katsoulis was hired as Executive Vice President and Chief Lending Officer effective November 10, 2014; his 2014 annual base salary of $420,000 is pro-rated based on his hire date.
(7)	Mr. Morris was hired as Executive Vice President and Chief Banking Officer effective November 3, 2014.
(8)	Ms. Schaubeck was hired as Executive Vice President General Counsel effective September 2, 2014.

Stock Incentive Plans. The Company maintains the 2015 Omnibus Plan, which was approved by the Company’s shareholders at the Company’s 2015 annual meeting of shareholders. The 2015 Omnibus Plan replaced the Company’s 2004 Stock-Based Incentive Plan, 2010 Stock-Based Incentive Plan and 2014 Performance Equity Plan, although any awards outstanding under the prior plans remain in full force and effect under such plans according to their respective terms.

The purpose of the 2015 Omnibus Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants who will contribute toward the growth, profitability and success of the Company by providing stock-based incentives that offer an opportunity to participate in the Company’s future performance and to align the interests of such officers, employees, directors and consultants with those of the shareholders of the Company.

The Compensation Committee is authorized to grant any or all of the following types of awards under the 2015 Omnibus Plan to directors, officers, employees and consultants of the Company, with such terms and conditions as the Compensation Committee may determine to be appropriate and consistent with the 2015 Omnibus Plan: stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, stock bonus awards and performance awards. The terms of each award under the 2015 Omnibus Plan, as determined by the Compensation Committee, will be set forth in an award notice or agreement. For a restricted stock award, such terms may include whether or not the recipient has voting or dividend rights with respect to the restricted shares. For a restricted stock unit, such terms may include whether the units will be paid out in cash, shares of common stock, or a combination, and whether or not the recipient has rights to dividend equivalents with respect to the units.

Options granted under the 2015 Omnibus Plan may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-qualified stock options. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. Option shares may be paid for in cash, shares of the common stock, or a combination of both. Options are generally exercisable for a period of ten years from the date of grant.

Grant of Plan Based Awards. The following table sets forth information concerning the annual cash incentive awards for 2015 and the stock options and stock awards granted to the named officers during 2015.

		Estimated
		Future Payouts		All Other
		Under Non-	All Other	Option
		Equity	Stock Awards:	Awards:
		Incentive Plan	Number of	Number of
		Awards	Shares of	Securities		Grant Date
		Target	Restricted	Underlying	Exercise Price	Fair Value
Name	Grant Date	($)(1)	Stock	Options	($)	($)(2)
Thomas M. O’Brien	March 26, 2015	-	-	63,604 (3)	19.31	393,750
		525,000
Thomas R. Brugger	March 26, 2015	-	-	8,077 (4)	19.31	50,000
		113,750
Anthony J. Morris		96,250	-	-	-	-
Nicos Katsoulis	May 26, 2015	-	46,712 (5)	-	-	881,455
		210,000
Patricia M. Schaubeck		98,000	-	-	-	-

(1)	Represents the target opportunities for Mr. O’Brien and Mr. Katsoulis under their employment agreements, and for each other named executive officer under the Incentive Plan.
(2)	The grant date fair value for stock and option awards is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2015 Audited Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for additional discussion on valuation methodology. Excludes for equity awards subject to performance conditions, the grant date fair value based upon the probable outcome of such awards determined at the date of award.
(3)	These stock options vest at the rate of 33 1/3% each year, commencing on March 26, 2017.
(4)	These stock options vest at the rate of 25% each year commencing on March 26, 2017.
(5)	These restricted stock units vest 25% on November 20, 2016, 25% on November 20, 2017 and 50% on November 20, 2018.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth information concerning the stock options and the restricted stock units and awards held by the named officers as of December 31, 2015.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying					Market Value of
	Unexercised	Unexercised	Option	Option	Number of Unvested		Unvested Stock
	Options	Options	Exercise	Expiration	Restricted Stock		Units or Shares
Name	(#)Exercisable	(#)Unexercisable	Price	Date	Units or Shares		($)(12)
Thomas M. O’Brien	-	-	-	-	90,362	(1)	1,865,072
	-	100,000 (2)	$20.45	07/02/2024	-		-
	-	63,604 (3)	$19.31	03/26/2025	-		-

Thomas R. Brugger	2,000	2,000 (4)	$15.15	11/15/2022	-		-
	-	-	-	-	2,000	(5)	41,280
	-	-	-	-	2,382	(6)	49,165
		8,077 (7)	$19.31	03/26/2025	-		-

Anthony J. Morris	-	1,000 (8)	$18.73	11/20/2024	-		-
	-	-	-	-	3,000	(9)	61,920

Nicos Katsoulis	-	-	-	-	46,712	(10)	964,136

Patricia M. Schaubeck	-	-	-	-	5,000	(11)	103,200

(1)	These restricted stock units vest at a rate of one-third on July 2, 2016 and one-third annually thereafter.
(2)	These stock options vest 100% on July 2, 2016.
(3)	These stock options vest 33 1/3% each year commencing on March 26, 2017.
(4)	These stock options vest 50% on November 15, 2016 and 50% on November 15, 2017.
(5)	These restricted stock units vest 50% on November 15, 2016 and 50% on November 15, 2017.
(6)	These restricted stock units vest 25% on March 3 2016 and 25% annually thereafter.
(7)	These restricted stock units vest 25% on March 26, 2017 and 25% annually thereafter.
(8)	These stock options vest 25% on November 20, 2016 and 25% annually thereafter.
(9)	These restricted stock units vest 25% on November 20, 2016 and 25% annually thereafter.
(10)	These restricted stock awards vest at a rate of 25% on November 20, 2016, 25% on November 20, 2017 and 50% on November 20, 2018.
(11)	These restricted stock units vest 25% on September 29, 2016 and 25% annually thereafter.
(12)	Based on the closing market value of the Company’s common stock on December 31, 2015 of $20.64.

Option Exercises and Stock Vested. The following table shows stock option exercises and stock vesting by the named executive officers during 2015.

	Stock Options		Stock Award Units
	Number of Shares			Value Realized
	Acquired on	Value Realized on		on
Name	Exercise	Exercise	Number Vested	Vesting (1)
Thomas M. O’Brien	-	-	-	-
Thomas R. Brugger	-	-	1,595	32,130
Nicos Katsoulis	-	-	-	-
Anthony J. Morris	-	-	-	-
Patricia M. Schaubeck	-	-	-	-
____________________
(1)       Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Management Severance and Change in Control Benefits. As discussed in “Compensation Discussion and Analysis -- Management Severance and Change in Control Benefits,” above, the Company has in place employment agreements with Mr. O’Brien and Mr. Katsoulis, and the Bank has in place management severance agreements with Mr. Brugger and Ms. Schaubeck, that govern the terms of severance payable and other benefits to be provided to those named executives in the event of termination of employment. Also as described in “Compensation Discussion and Analysis -- Management Severance and Change in Control Benefits” above, the Bank maintains a severance policy under which any of the named executive officers could be eligible for severance benefits upon a qualifying involuntary termination for which they do not otherwise have a right to severance.

Each option and restricted stock award granted to our named executive officers provides for some amount of accelerated vesting on termination of the officer’s employment for death of disability. The amount of acceleration is dictated by the terms of the officer’s agreements, which may provide for:

●	pro-rated accelerated vesting of the portion of the award scheduled to vest on the first vesting date following such termination;
●

accelerated vesting that, together with vesting through the date of termination, results in 50% of the award being vested if the officer has served for less than 50% of the vesting period, or 100% of the award being vested if the officer has served for more than 50% of the vesting period;

●	accelerated vesting of any portion of the award that would have vested on the officer’s continued service for 18 months after the termination date; or
●	for Mr. O’Brien’s Initial Option Grant only, accelerated vesting of the entire award.

In addition, in the event of a change in control, each equity award granted under our 2010 Stock-Based Incentive Plan, and each equity award granted under our 2015 Omnibus Plan that is not adopted by the surviving entity, will become fully vested upon the change in control.

The potential severance benefits to each named executive officer are subject to compliance with applicable federal banking laws and regulations, which may require regulatory approval prior to the payment of such benefits under certain circumstances as set forth in the applicable laws and regulations.

The following table shows the payments that would be made to the named executive officers, and the value of accelerated vesting of each named executive officer’s equity awards, at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the fiscal year ended December 31, 2015.

			Termination Following	Termination Without
Name	Death	Disability	Change in Control(1)	Cause(2)
Thomas M. O’Brien
Severance Policy	-	-	242,047	242,047
Executive LTD(3)	-	652,132	-	-
Restricted Stock(4)	621,686	621,686	1,865,072	-
Options(5)	61,297	61,297	103,593	-

Thomas R. Brugger
Severance Policy	-	-	325,000	199,634
Executive LTD(3)	-	278,220	-	-
Restricted Stock(4)	12,765	12,765	90,444	-
Options(5)	6,061	6,061	21,722	-

Nicos Katsoulis
Severance Policy	-	-	145,228	145,228
Executive LTD(3)	-	372,944	-	-
Restricted Stock(4)	482,068	482,068	964,136	-
Options(5)	-	-	-	-

Anthony J. Morris
Severance Policy	-	-	95,090	95,090
Executive LTD(3)	-	228,365	-	-
Restricted Stock(4)	30,960	30,960	61,920	-
Options(5)	955	955	1,910	-

Patricia M. Schaubeck
Severance Policy	-	-	280,000	96,819
Executive LTD(3)	-	233,350	-	-
Restricted Stock(4)	51,600	51,600	103,200	-
Options(5)	-	-	-	-
____________________
(1)	For Mr. Brugger and Ms. Schaubeck, termination following a change in control includes involuntary termination by the Company or termination by the Executive for “good reason” under the terms of their Management Severance Agreements. The severance figures provided for Mr. O’Brien, Mr. Katsoulis and Mr. Morris reflect amounts that would be payable if the executive were terminated in connection with a workforce reduction under the Bank’s broad-based severance benefit policy. As of December 31, 2015, none of Mr. O’Brien, Mr. Katsoulis or Mr. Morris had a severance agreement with the Company or the Bank that would provide for severance outside of the Bank’s broad-based severance benefit policy.
(2)	Termination without cause involves involuntary termination of the executive by the Company. The severance figures provided for Mr. Brugger reflects the amounts payable in this event under his Management Severance Agreement. The severance figures provided for the other named executive officers reflect amounts that would be payable if the executive were terminated in connection with a workforce reduction under the Bank’s broad-based severance benefit policy. As of December 31, 2015, none of Mr. O’Brien, Mr. Katsoulis or Mr. Morris had a severance agreement with the Company or the Bank that would provide for severance outside of the Bank’s broad-based severance benefit policy, and Ms. Schaubeck’s Management Severance Agreement did not provide for severance in the absence of a change in control.
(3)	Upon qualifying disability, the Bank’s Executive long-term disability benefit provides for the difference between base salary and the amount paid by disability insurance (66 2/3% up to maximum of $1,500 weekly for the first six months and up to $5,000/month for the next six months) for up to one year of salary continuation. Amounts reflect the added benefit for a full 12 month period.
(4)	Represents accelerated vesting of restricted stock unit awards upon change in control and pro rata vesting of restricted stock units awards upon termination of employment due to death or disability. As of December 31, 2015, the market price of the common stock was $20.64.
(5)	Represents accelerated vesting of stock option awards upon change in control and pro rata vesting of stock option awards upon termination of employment due to death or disability. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $20.64, the market price of our common stock as of December 31, 2015.

DIRECTOR COMPENSATION

Retainers. For 2015, the Chairman of the Board of Directors received an annual retainer of $225,000 which was paid in Company stock ($129,365) and cash ($95,635). Directors, except the President and Chief Executive Officer and the Chairman, received an annual retainer of $18,000. In 2015, the Audit Committee Chairman received an annual retainer of $10,000, the Compensation Committee Chairman received an annual retainer of $7,500, and the Chairmen of the ALCO Committee, Nominating & Corporate Governance Committee, Risk Committee and Technology Committee each received an annual retainer of $5,000. Audit Committee members and Compensation Committee members, excluding the respective Chairmen, received an annual retainer of $5,000. Directors who did not serve in such positions for the entire year received prorated portions of the retainers. Directors may elect payment of their retainers in cash or shares of Company common stock. Director Ross elected cash payments due to the limitations on the percentage ownership of the Company he may own.

For 2016, the Chairman of the Board of Directors will receive an annual cash retainer of $225,000 and no other compensation for Board service. The Chief Executive Officer is compensated as an executive officer of the Company and does not receive any other compensation for his Board service. All other directors will receive an annual cash retainer of $18,000. The Chairmen of the Audit Committee, Compensation Committee, Credit Committee, Nominating & Corporate Governance Committee and Risk Committee will receive an additional annual cash retainer of $5,000 each. The Chairman of the ALCO Committee will receive an additional annual cash retainer of $2,500. Members of the Audit Committee, Compensation Committee, Credit Committee and Risk Committee (including the committee Chairmen) will receive an annual cash retainer of $10,000, and members of the Executive Committee, ALCO Committee and Nominating & Corporate Governance Committee (including the committee Chairmen) will receive an annual cash retainer of $5,000. Directors who do not serve in such positions for the entire year will receive prorated portions of the retainers.

Meeting Fees. For the year ended December 31, 2015, each member of the Board of Directors (excluding the President and Chief Executive Officer and the Chairman) received a fee of $1,500 for each regularly scheduled board meeting and executive committee meeting attended and $1,000 for each regularly scheduled committee meeting (except executive committee) attended. In addition, for conference call meetings of the Board and committees, each director received a meeting fee in an amount, at the discretion of the Chairman or the Committee Chair, as applicable, at the full meeting fee or 50% of the full meeting fee. Conference call meetings at which purely administrative matters were addressed were not allocated any fees. All meeting fees were paid in cash or in the form of shares of the Company’s common stock as designated by the individual director, with the exception of Director Ross, who receives cash due to the limitations on the percentage ownership of the Company he may own. Commencing on January 1, 2016, meeting attendance fees were eliminated.

Other Equity Compensation. As part of their director compensation for 2015, directors (excluding the President and Chief Executive Officer and the Chairman) received a grant of restricted shares of the Company’s common stock with a fair market value of $20,000; half granted in June and half granted in December. The shares have a one year vesting period from the date of the grant and, once vested, must be held during the term as a director. Director Ross received cash payments totaling $20,000 in lieu of the grant of restricted shares due to the limitations on the percentage ownership of the Company he may own. Commencing on January 1, 2016, directors (excluding the President and Chief Executive Officer, who is compensated as an executive officer of the Company, and excluding the Chairman, who is paid an annual retainer only) receive an annual grant of 1,500 shares of restricted stock of the Company on January 1. The shares, governed by the 2015 Omnibus Plan, vest one year from the date of grant and also require a director to attend 75% of board meetings and committees of which he or she is a member in order to vest. Once vested, these shares must be held during the term as a director.

Directors Deferred Fee Plan. A director may elect to defer receipt of shares earned as director compensation pursuant to the terms of the Company’s Directors Deferred Fee Plan which was adopted by the Board in April 2009. Such compensation deferred will be paid out in the form of common stock when the director retires or otherwise terminates service.

Stock Ownership Guidelines. Non-employee directors are required to own shares of Company stock at least equal in market value to five times the annual Board retainer, or $90,000. Non-employee directors generally have five years to comply with these ownership guidelines. As of the Record Date, all non-employee directors, other than Mr. Creasey and Ms. Torres, own the minimum amount of Company stock as required under the stock ownership guidelines. Mr. Creasey and Ms. Torres are in the midst of their five year phase-in.

Director Compensation Table. Set forth below is a table providing information concerning the compensation of the directors of the Company for 2015.

	Fees
	Earned or	Stock
	Paid in	Awards
	Cash(1)(2)	(3)(4)	Option	All Other	Total(7)(8)
Name	$	$	Awards	Compensation	$
Jeffrey S. Brown	47,437	19,981	-	-	67,418
Sidney R. Brown	225,000	-	-	-	225,000
Anthony R. Coscia	58,437	19,981	-	-	78,418
F. Clay Creasey, Jr.	55,519	19,981	-	-	75,500
Peter Galetto, Jr.	48,211	19,981	-	-	68,192
Eli Kramer	68,458	19,981	-	-	88,439
William J. Marino	55,019	19,981	-	-	75,000
Philip A. Norcross(5)	59,530	19,981	-	-	79,511
Wilbur L. Ross, Jr.	68,061	-	-	-	68,061
Keith Stock	65,081	19,981	-	-	85,062
Grace C. Torres(6)	22,710	8,875	-	-	31,585

(1)	Includes cash payment in lieu of fractional shares earned during 2015.
(2)	Includes the value of aggregate shares received in lieu of cash at the election of the individual, including those deferred under the Directors Deferred Fee Plan, with a fair value of $19.25 on June 30, 2015 and $20.64 on December 31, 2015 for: Jeffrey S. Brown - $47,391; Sidney R. Brown - $129,365; Anthony R. Coscia - $58,394; Peter Galetto, Jr. - $22,185; Eli Kramer - $68,413; William J. Marino - $54,981; and Philip A. Norcross - $59,463. The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2015 Audited Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for additional discussion on valuation methodology.
(3)	Includes the semi-annual grant date fair value of restricted stock units granted to directors on June 30, 2015 with a closing price per share of $19.25 and restricted stock awards granted to directors on December 31, 2015 with a closing price per share of $20.64, totaling $19,981 for each director, except for (a) Sidney R. Brown, who receives no grant of restricted stock for his service, (b) Grace C. Torres, who received a restricted stock award on December 31, 2015 with a value of $8,875, and (c) Wilbur L. Ross, Jr., who receives all of his director fees in cash. These restricted stock units and awards will become fully vested on the first-year anniversary of the date of grant and must be held during the term as director.
(4)	Compensation paid to a director may be deferred under the Directors Deferred Fee Plan. Directors Kramer, Marino and Norcross participate in the Directors Deferred Plan (the “Plan”) and elected to defer all of their stock compensation noted in footnotes 2 and 3 under the Plan.
(5)	Mr. Norcross resigned from the Board effective March 23, 2016.
(6)	Ms. Torres was appointed to the Board of Directors effective July 23, 2015.
(7)	The total number of restricted stock units and restricted stock awards outstanding to each non-employee director at December 31, 2015 was: Jeffrey S. Brown – 1,003; Sidney R. Brown - 0; Anthony R. Coscia – 1,003; F. Clay Creasey, Jr. – 1,003; Peter Galetto, Jr. – 1,003; Eli Kramer – 1,003; William J. Marino – 1,003; Philip A. Norcross – 1,003; Wilbur L. Ross, Jr. - 0; Keith Stock – 1,003; and Grace C. Torres – 430.
(8)	The total number of options outstanding to each non-employee director at December 31, 2015 was: Jeffrey S. Brown - 3,100; Sidney R. Brown – 54,555; Anthony R. Coscia - 0; F. Clay Creasey, Jr. – 0; Peter Galetto, Jr. – 9,800; Eli Kramer – 14,731; William J. Marino - 0; Philip A. Norcross - 0; Wilbur L. Ross, Jr. - 0; Keith Stock - 0; and Grace C. Torres - 0.

RELATED PARTY TRANSACTIONS

Some of the director nominees of the Company, as well as members of their immediate families and the corporations, organizations, trusts, and other entities in which they are associated, are also customers of the Bank in the ordinary course of business. They may also be indebted to the Bank in respect of loans of $120,000 or more. All loans extended to such individuals, corporations and firms (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (3) did not involve more than normal risk of collectability or present other unfavorable features. As of December 31, 2015 and as of the Record Date, none of these loans is non-performing.

Bernard A. Brown, who was Chairman of the Board of Directors of the Company and the Bank until his retirement in May 2013, is the father of directors Sidney R. Brown and Jeffrey S. Brown. Sidney and Jeffrey Brown are siblings. Bernard A. Brown is the owner of 226 Landis Avenue Associates, LLC (“Landis Associates”), Vineland Construction Co. and Arctic Realty Company LLC, each of which leases office and branch space to the Bank. The Bank leases office space at 226 Landis Avenue, Vineland, New Jersey (the “226 Landis Lease”) from Landis Associates. The 226 Landis Lease terminates in October 2017. In 2015, the Bank made total payments of approximately $2.3 million to Landis Associates under the 226 Landis Lease. The payments to Landis Associates in 2015 include a one-time payment of $607,000 in connection with a lease amendment, shortening the term of the lease by ten years and reinstating the other terms and obligations of the 226 Landis Lease as they existed in 2011. The Bank leases its branch located at 1801 Atlantic Avenue, Atlantic City, New Jersey from Arctic Realty Company, LLC. The lease terminates in June 2029. In 2015, the Bank made total payments of approximately $383,000 to Arctic Realty Company, LLC under this lease. The Bank leases its branch located at 1184 East Landis Avenue, Vineland, New Jersey from Vineland Construction Co. The lease terminates in August 2025. In 2015, the Bank made total payments of approximately $585,000 to Vineland Construction Co. under this lease.

Anne B. Koons, a director of the Company and the Bank from 1990 to 2013, is the daughter of Bernard A. Brown and sibling of directors Sidney R. Brown and Jeffrey S. Brown. Anne B. Koons is the owner of ABK Real Estate LLC, which leases branch space to the Bank. The Bank leases its branches located at 741 Route 73 South, Marlton, New Jersey and 47 Princeton-Hightstown Road, Princeton Junction, New Jersey from ABK Real Estate LLC. The leases terminate in July 2027 and January 2017, respectively. In 2015, the Bank made total payments of approximately $403,000 to ABK Real Estate LLC under these two leases.

It is the Company’s written policy that any transaction between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company. Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved. At the time each of the above related party transactions were entered into, the Company’s policy regarding such transactions was followed, and the independent directors of the Company determined that each transaction was on terms as favorable to the Bank as could have been obtained from unaffiliated third parties.

In October 2014, the Bank amended its policy regarding transactions with related parties of the Company and the Bank to provide that no new extensions of credit to or other transactions with related parties will be entered into, provided that existing transactions may be modified if doing so is on terms beneficial to the Company or the Bank or would protect the Bank and its lien position and collateral.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and is submitting such appointment to the Company’s shareholders for ratification. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he/she so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting. The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

Audit Fees and Services

Audit Fees. The following table summarizes the aggregate fees and related expenses billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, the “Deloitte Entities”) to the Company for professional services rendered for the fiscal years ended December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Audit Fees	686	$619
Audit-Related Fees	70	88
Tax Fees	-	13
All Other Fees	-	-
Total	$756	$720

Fees for audit services billed consisted of:

●	Audit of the Company’s annual financial statements, including the audit of internal control over financial reporting; and
●	Review of the Company’s quarterly financial statements.

Fees for audit-related services billed consisted of:

●	Financial accounting and reporting consultations; and
●	Consents and other services related to SEC matters.

Fees for tax services billed consisted of:

●

Tax compliance services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service. The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

●	The service is not an audit, review or other attest service;
●

The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

●	Such services were not identified at the time of the engagement to be non-audit services;
●	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and
●	The service and fees are specifically disclosed in the Proxy Statement as meeting the de minimus requirement.

During 2015, no fees were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit. Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2015, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 16, adopted by the Public Company Accounting Oversight Board, and (iii) received from Deloitte & Touche LLP written disclosures and the letter regarding Deloitte & Touche LLP’s independence as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with Deloitte & Touche LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee: F. Clay Creasey, Jr. (Chair), Philip A. Norcross, Keith Stock and Grace C. Torres. Mr. Norcross resigned from the Board effective March 23, 2016, following approval of this Report of the Audit Committee.

The information contained in the Report of the Audit Committee is not deemed filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, Anthony Coscia and Alberino Celini each failed to file a Form 4 on a timely basis in 2015 for one transaction each, due to administrative error and technical problems, respectively, but a Form 4 for each was promptly filed when the oversight was discovered. We believe that all Section 16(a) filing requirements applicable to the Company’s other executive officers and directors were complied with during the year ended December 31, 2015.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice of Annual Meeting or proxy materials to beneficial owners. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054, no later than December 12, 2016. Any such proposal shall be subject to the requirements of the proxy rules adopted by the SEC under the Exchange Act.

Under the Company’s bylaws, shareholder proposals and shareholder nominations for directors that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if a shareholder’s proposal or nomination is in writing and received by the Company at the above address no earlier than 90 days prior nor later than 60 days prior to the first anniversary of the Annual Meeting or between February 23, 2017 and March 25, 2017. However, the bylaws further provide that in the event the date of next year’s annual meeting is changed by more than 30 days from such anniversary date, the deadline for submission of proposals will be the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders. A copy of the Company’s bylaws is available upon request to: Sun Bancorp, Inc., 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054, Attention: Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, SUN BANCORP, INC., 350 FELLOWSHIP ROAD, SUITE 101, MOUNT LAUREL, NEW JERSEY 08054.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions
You can submit your proxy by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 24, 2016.

Vote by Internet
●	Go to www.envisionreports.com/SNBC
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	The election as directors of the following nominees:

	For	Withhold
01 - Jeffrey S. Brown	☐	☐	02 - Sidney R. Brown
04 - F. Clay Creasey, Jr.	☐	☐	05 - Peter Galetto, Jr.
07 - William J. Marino	☐	☐	08 - Thomas M. O’Brien
10 - Keith Stock	☐	☐	11 - Grace C. Torres

		For	Against	Abstain
2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

For	Withhold		For	Withhold
☐	☐	03 - Anthony R. Coscia	☐	☐
☐	☐	06 - Eli Kramer	☐	☐
☐	☐	09 - Wilbur L. Ross, Jr.	☐	☐
☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.
Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SUN BANCORP, INC.

Annual Meeting of Shareholders – May 24, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Sun Bancorp, Inc. (the “Company”), or its designee, with full powers of substitution, to act as proxy for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”), to be held at Metedeconk National Golf Club, 50 Hannah Hill Road, Jackson, New Jersey 08527, on May 24, 2016, at 9:30 a.m., and at any and all adjournments or postponements thereof, in the manner specified on the reverse side. The validity of this proxy is governed by the laws of the State of New Jersey.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a paper copy or electronic access to a notice of annual meeting of shareholders, a proxy statement, and the 2015 Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.